UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of
1934
(Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
WESCO INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2025 PROXY STATEMENT

and Notice of Annual Meeting of Stockholders

WESCO INTERNATIONAL, INC. 225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania 15219-1122

Notice of 2025 Annual Meeting of Stockholders

When:	Thursday, May 22, 2025 at 2:00 p.m., E.D.T.
Where:

This year’s Annual Meeting of Stockholders will be conducted exclusively as a virtual meeting via live audio webcast. You are invited to attend the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/WCC2025, where you will be able to listen to the meeting live, submit questions and vote online.

To join the meeting, you will need the 16-digit control number received with your Notice Regarding the Availability of Proxy Materials. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 1:45 p.m., E.D.T., on Thursday, May 22, 2025.

Record Date:	March 27, 2025

Dear Fellow Stockholders:

I am pleased to invite you to attend our 2025 Annual Meeting of Stockholders. It will be held via live audio webcast on May 22, 2025. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement:

1.	Elect ten Directors for a one-year term expiring in 2026.

2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers.

3.	Approve amendments to the Company’s Restated Certificate of Incorporation to provide stockholders with the right to request a special meeting of stockholders.

4.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025.

5.	Vote on shareholder proposal to give shareholders the ability to call for a special shareholder meeting.

6.	Transact any other business properly brought before the Annual Meeting.

Voting can be completed in one of four ways:

returning the proxy card by mail	refer to the phone number on your voting card	online at www.proxyvote.com	online during the open poll section of the meeting

We are sending a Notice Regarding the Availability of Proxy Materials to you on or about April 10, 2025. Stockholders of record at the close of business on March 27, 2025 will be entitled to vote at our Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting online during the open poll section of the meeting, over the internet, by telephone, or by requesting a paper copy of the proxy materials and a proxy card and then executing and returning the proxy card. In order to assure a quorum, please vote over the internet or by telephone, or request a paper copy of a proxy card and then complete, sign, date and return the proxy card in the postage-paid envelope provided, whether or not you plan to attend the meeting.

Thank you for your ongoing support of Wesco.

By order of the Board of Directors,

John J. Engel

Chairman, President and Chief Executive Officer

Questions and Answers	1

Proposal 1 – Vote for Election of Directors	5

Board of Directors	5

Corporate Governance	13

Board and Committee Meetings	23

Director Compensation	25

Table – Director Compensation	26

Table – Director Outstanding Equity Awards at Year-End	26

Security Ownership	27

Transactions With Related Persons	29

Executive Officers	30

Proposal 2 – Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers	32

Compensation Discussion and Analysis	33

Compensation Committee Report	49

Compensation Tables	50

Table – Summary Compensation Table	50

Table – All Other Compensation	51

Table – Grants of Plan-Based Awards	52

Table – Outstanding Equity Awards at Year-End	53

Table – Option Exercises and Stock Vested	54

Table – Nonqualified Deferred Compensation	55

Table – Potential Payments Upon Termination: Engel	56

Table – Potential Payments Upon Termination: Schulz, Geary, Squires and Khurana	57

Pay Ratio	60

Pay vs. Performance	61

Proposal 3 – Approve Amendments to the Company’s Restated Certificate of Incorporation to Provide Stockholders with the Right to Request a Special Meeting of Stockholders	65

Proposal 4 – Ratify the Appointment of Independent Registered Public Accounting Firm	67

Proposal 5 – Shareholder Proposal to Give Shareholders the Ability to Call for a Special Shareholder Meeting	70

Wesco 2025 Proxy Statement	Questions and Answers	1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 22, 2025

The 2025 Proxy Statement and 2024 Annual Report of WESCO International, Inc. (“Wesco” or the “Company”) are available to review at: www.proxydocs.com/wcc. A copy of our Annual Report on Form 10-K is available upon request, at no cost. Any request should be directed to our Corporate Secretary at the Company’s headquarters office located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219-1122.

Questions and Answers

What is a proxy or proxy statement?

The Board is soliciting your proxy to vote at the Annual Meeting. A proxy is your legal designation of another person to vote the stock you own – that person is sometimes called “your proxy.” A proxy statement is a document that the Securities and Exchange Commission (the “SEC”) regulations require us to provide to you when we ask you to sign a proxy to designate someone to vote on your behalf.

Why did I receive a Notice Regarding the Availability of Proxy Materials? What is included in the proxy materials?

We are pleased to continue to utilize the SEC “Notice and Access” rule, which allows companies to distribute proxy materials to stockholders over the internet. A Notice Regarding the Availability of Proxy Materials (a “Notice”) contains instructions on how to access the proxy materials online, describes the matters to be considered at our Annual Meeting, and provides instructions on how to vote your shares. By using the Notice and Access model, we are reducing costs and minimizing the environmental impact of our Annual Meeting. We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the internet.

The proxy materials for the Annual Meeting include the Notice, this Proxy Statement, and our Annual Report on Form 10-K. If you receive a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form. Proxy materials are first being made available to stockholders on April 10, 2025.

What does it mean if I receive more than one Notice?

If your shares are registered differently or held in multiple accounts (for example, some shares may be registered directly in your name and some may be held in the Company’s 401(k) Retirement Savings Plan), you may receive more than one Notice from the Company or, if your shares are beneficially owned (also known as held in “street name”), from your broker, bank or other nominee. Please carefully follow the instructions on each Notice you receive and vote all proxies to ensure that all your shares are voted.

What is the record date?

The Board established March 27, 2025 as the record date. If you owned shares of the Company’s Common Stock at the close of business on March 27, 2025, you may vote at the Annual Meeting. On that date, there were 48,800,081 outstanding shares of our Common Stock. Each share of Common Stock is entitled to one vote on each matter presented for consideration and action at the Annual Meeting.

How do I attend the Annual Meeting?

Our Annual Meeting will be exclusively conducted via live audio webcast. We are excited to leverage technology to expand stockholder access and allow for stockholders to participate from any location around the world and save Wesco and its stockholders time and money. We have designed the virtual meeting with the aim of providing all stockholders the same rights and opportunities to participate as they would have at an in-person meeting. In addition to online attendance, our meeting format provides stockholders with the opportunity to hear all portions of the official meeting, submit written questions, and vote online during the open poll section of the meeting.

You may attend the meeting webcast by visiting http://www.virtualshareholdermeeting.com/WCC2025. You will need the 16-digit control number received with your Notice. If a bank, brokerage firm, or other nominee holds your shares, you should contact that organization for additional information. Rules of conduct for our Annual Meeting will be available once you access the meeting webcast.

Wesco 2025 Proxy Statement	Questions and Answers	2

The meeting is scheduled to begin at 2:00 p.m. E.D.T. on May 22, 2025, and online check-in is scheduled to begin at 1:45 p.m. E.D.T. We encourage you to access the meeting platform prior to the meeting start time. The virtual meeting platform is supported across most internet browsers and devices (such as desktops, laptops, tablets, and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a sufficient internet connection wherever they intend to participate in the meeting. If you encounter any technical difficulties when accessing or using the virtual meeting website, please call the technical support number that will be posted on the meeting website login page.

How can I ask questions during the Annual Meeting?

The virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management. To submit a question, you must login to the meeting platform using your control number, locate the “Ask a Question” section of the page, select a topic from the “Question Topic” menu, type your question into the “Submit a Question” field, and click “Submit.” During the Annual Meeting, we will answer questions submitted that are relevant to the business of the Annual Meeting as time permits and in accordance with our meeting rules and procedures. In the interest of addressing as many stockholder questions as possible in the time allotted, stockholders will generally be limited to one question per proposal and questions that are substantially similar may be grouped and answered once. Questions that are not relevant to the official business of the Annual Meeting or that include derogatory, offensive, or uncivil language or that are otherwise inappropriate or not suitable for the conduct of the Annual Meeting will not be addressed during the meeting. Responses to any questions appropriately submitted and relevant to the official business of the Annual Meeting that were not answered during the meeting due to time constraints will be posted to our Investor Relations website (https://investors.wesco.com) as soon as practicable after the Annual Meeting.

What are the proposals to be voted on at the Annual Meeting? How many votes are needed to approve each proposal? How do abstentions and broker non-votes affect the voting results?

Proposals		Board’s Recommendation	Voting Requirements

1	Elect ten Directors named in the Proxy Statement, each for a one-year term expiring at the 2026 Annual Meeting	FOR EACH DIRECTOR NOMINEE	Abstentions and broker non-votes will have no effect on the proposal. Election of a nominee requires a plurality of votes cast.

2	Approve, on an advisory basis, the compensation of the Company’s named executive officers	FOR	Broker non-votes will have no effect on the proposal; abstentions have the effect of a vote against the proposal. Approval requires a majority of shares represented at the meeting and entitled to vote and voting thereon.

3	Approve amendments to the Company’s Restated Certificate of Incorporation to Provide Stockholders with the Right to Request a Special Meeting of Stockholders	FOR	Abstentions and broker non-votes will have the effect of a vote against the proposal. Approval requires a majority of the outstanding shares of our Common Stock entitled to vote thereon.

4	Ratify the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the year ending December 31, 2025	FOR	Abstentions will have the effect of a vote against the proposal; brokers may vote in their discretion on the proposal, so no broker non-votes are expected on the proposal. Approval requires a majority of shares represented at the meeting and entitled to vote and voting thereon.

5	Shareholder Proposal to Give Shareholders the Ability to Call for a Special Shareholder Meeting	AGAINST	Broker non-votes will have no effect on the proposal; abstentions will have the effect of a vote against the proposal. Approval requires a majority of shares represented at the meeting and entitled to vote and voting on the matter.

Action may be taken at the Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment on any additional business.

How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	internet, follow the instructions provided on the Notice;

•	telephone, call the toll-free number listed on the Notice;

•	mail, follow the instructions on the Notice to request a paper proxy card and proxy materials and then mark, sign, date and return each proxy card by mail in the postage-paid envelope provided; or

•	attending the virtual Annual Meeting and voting your shares online during the open poll section of the Annual Meeting at http://www.virtualshareholdermeeting.com/WCC2025.

Wesco 2025 Proxy Statement	Questions and Answers	3

The deadline for voting by internet, telephone, or mail is receipt by 11:59 p.m. E.D.T. on May 21, 2025. If you have any questions or need assistance with voting, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”) at (888) 750-5834 (for shareholders) or (212) 750-5833 (for banks and brokers).

How do I revoke or change my vote?

If you have returned a proxy via the internet, telephone or mail, you may revoke it at any time before it is voted at the Annual Meeting by:

•	notifying the Corporate Secretary at the Company’s headquarters office in writing that is received before 11:59 p.m. E.D.T. on May 21, 2025;

•	sending another validly executed proxy dated later than your prior proxy either by internet, telephone or mail that is received before 11:59 p.m. E.D.T. on May 21, 2025; or

•	attending the virtual Annual Meeting and voting online during the open poll section of the meeting.

What is the difference between holding shares as a registered stockholder and a beneficial holder?

If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered a registered stockholder with respect to those shares. If you hold your shares through an intermediary, such as a bank, broker, or other nominee (sometimes referred to as shares held in “street name”), then you are considered the beneficial holder of those shares.

What if I don’t indicate my voting choices?

If you are a registered stockholder and return your signed proxy card but do not mark the boxes showing how you wish to vote on any particular matter, your shares will be voted in the manner recommended by our Board on each matter presented in this Proxy Statement.

If you are a beneficial holder, then your broker, bank or other nominee will ask you how you want to vote your shares. If you give the broker, bank or nominee instructions, your shares will be voted as you direct. If you do not give instructions, your broker, bank or nominee may vote your shares only on proposals that are considered routine matters. The only routine matter being proposed for stockholder vote at the Annual Meeting is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025. So, without voting instructions from the beneficial owner of the shares, brokers, bank or other nominee holders will not have discretionary authority to vote the shares at the Annual Meeting on any of the other proposals. We encourage you to provide instructions to your bank, broker or nominee by carefully following the instructions provided. This will ensure that your shares are voted at the Annual Meeting as you direct.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes, and there will be a duly appointed inspector of election who will certify his or her examination of the list of stockholders, the number of shares held and outstanding as of the record date, and the necessary quorum for transaction of the business for this meeting. These persons will count the votes at the Annual Meeting.

How many votes must be present to hold the Annual Meeting? What is a quorum?

A quorum of stockholders is required to conduct business at the Annual Meeting. A quorum is met if the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting are present either in person or by proxy at the Annual Meeting. Abstentions, broker non-votes and votes withheld from Director nominees count as shares present for purposes of determining a quorum.

How will Wesco solicit votes and who pays for the proxy solicitation?

Wesco pays the cost of preparing our proxy materials and soliciting your vote. We have engaged Innisfree to assist with the solicitation of proxies for an estimated fee of $20,000 plus expenses. Wesco will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. Proxies may be solicited on our behalf by our Directors, officers, employees and agents, without additional remuneration, by telephone, electronic or facsimile transmission or in person.

Wesco 2025 Proxy Statement	Questions and Answers	4

May I elect to receive a paper copy of proxy materials in the future?

Stockholders can elect to receive future Wesco Proxy Statements and Annual Reports via paper copies in the mail.

If you are a registered stockholder, you can choose to receive future Annual Reports and Proxy Statements via paper copy at no charge by writing to WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. If you are a beneficial holder, follow the information provided by your nominee for instructions on how to elect to receive paper copies of future Annual Reports and Proxy Statements.

If you enroll to receive paper copies of Wesco’s future Annual Reports and Proxy Statements, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel the enrollment.

What is householding?

Stockholders who share the same last name and address will receive one package containing a separate Notice for each individual stockholder at that address. Stockholders who have elected to receive paper copies and who share the same last name and address will receive only one set of our Annual Report on Form 10-K and Proxy Statement, unless such stockholders have notified us that they wish to continue receiving multiple copies. This method of delivery, known as “householding,” will help ensure that stockholder households do not receive multiple copies of the same document and lowers the costs and the environmental impact of our Annual Meeting.

If you are a registered stockholder, you can opt out of the householding practice and receive prompt delivery of a separate copy of the materials by calling Broadridge at 1-866-540-7095. If you would like to opt out of this practice and you are a beneficial holder, please contact your bank or broker.

If you receive multiple copies of proxy materials at your household and would prefer to receive a single copy of these materials, please contact Broadridge at the above telephone number. If you are a beneficial holder, please contact your bank or broker.

Wesco 2025 Proxy Statement	Board of Directors	5

Proposal 1 — Election of Directors

The following Director Nominees have been nominated for election to our Board for a term expiring at the 2026 Annual Meeting of Stockholders: John J. Engel, Glynis A. Bryan, Anne M. Cooney, Matthew J. Espe, Bobby J. Griffin, Sundaram Nagarajan, Steven A. Raymund, James L. Singleton, Easwaran Sundaram and Laura K. Thompson.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

Board of Directors

The Board is composed of ten directors as of the filing date of this Proxy Statement. The current Director Nominees are to be elected at the Annual Meeting for a one-year term expiring in 2026, subject to earlier retirement, resignation or removal.

The following is the complete list of individuals who comprise our Board of Directors and Board Committees as of March 27, 2025.

Name	Age	Director Since	Audit	Compensation	Executive	Nominating and Governance

John J. Engel	63	2008

Glynis A. Bryan	66	2023

Anne M. Cooney	65	2021

Matthew J. Espe	66	2016

Bobby J. Griffin	76	2014

Sundaram Nagarajan	62	2022

Steven A. Raymund	69	2006

James L. Singleton(1)	69	1998

Easwaran Sundaram	54	2018

Laura K. Thompson	60	2019

(1)	Lead Director

 Chair

  Member

Wesco 2025 Proxy Statement	Board of Directors	6

The following information is provided regarding our Directors as of March 27, 2025:

Our Board proactively seeks Director candidates to provide representation of relevant and varied backgrounds, perspectives, skills, and experiences in our business and in the boardroom. During the past seven years, the Board has added five new Directors as part of its on-going refreshment process.

The matrix below describes the self-identified gender and race or ethnicity attributes of our Directors:

Board Background Matrix
Board Size:
Total Number of Directors	10
Gender Identity:	Female	Male
	3	7
Demographic Background:
African American or Black	1	1
Asian	0	2
White	2	4

Wesco 2025 Proxy Statement	Board of Directors	7

Director Skills, Experience, and Background

The Board regularly reviews the relevant skills, experiences, and backgrounds that it believes are desirable to be represented on the Board and, in conjunction with the Board’s refreshment process described herein, has evaluated these skills and qualifications to align with the Company’s strategic vision, business and operations. The following is a description of some of these skills, experiences and backgrounds, along with the percentage of our Directors that bring such skills and qualifications to the Board.

100%

Strategic and Executive Management Leadership

Experience driving strategic direction and growth while serving in an executive leadership role of a major organization

90%

Industry Background

Knowledge of or experience in one or more of the Company’s specific industries

70%

Risk Management

Experience or expertise in identifying, assessing, and mitigating potential business risks

90%

Corporate Finance and M&A Experience

Experience in corporate lending or borrowing, capital markets transactions, significant mergers or acquisitions, private equity, or investment banking

50%

CEO Leadership

Experience serving as the Chief Executive Officer of a major organization

70%

Environmental, Climate and Sustainability Experience

Experience or expertise working within or overseeing the sustainability function of an organization, or having educational training on relevant environmental, social and governance-related topics

100%

Operations Management Expertise

Experience or expertise in managing the operations and/or supply chain of a large business or major organization

100%

Public Company Board Service

Experience as a board member of another publicly traded company

70%

Financial Expertise or Experience

Expertise or experience in financial accounting and reporting or the financial management of a major organization

60%

Technology and Cybersecurity Background or Expertise

Experience or expertise in information technology, information security or the use of digital tools/technologies/ applications to facilitate business management

100%

International Experience

Experience doing business around the world

70%

Human Capital and Talent Experience

Experience working within or overseeing the human resources function of an organization, addressing compensation, benefits, talent and culture topics

Board composition is assessed by the Nominating and Governance Committee and the Board to achieve the appropriate mix of skills and experiences so that the Board, taken as a whole, is well-situated to fulfill the needs of the Company and its stockholders. Also, it is considered particularly beneficial that 100% of Board members have strategic leadership, executive management leadership, and operational expertise, as well as international experience and public company board service.

Wesco 2025 Proxy Statement	Board of Directors	8

Nominee Directors to Serve for a One-Year Term Expiring in 2026

John J. Engel

Chairman, President & Chief Executive Officer

John J. Engel has served as Chairman of the Board of Directors since 2011 and has served as our President and Chief Executive Officer since 2009. Previously, Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining Wesco in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc.; Executive Vice President and Senior Vice President of Perkin Elmer, Inc.; and Vice President and General Manager of Allied Signal, Inc. Mr. Engel also held various engineering, manufacturing and general management positions at General Electric Company. Mr. Engel serves as a director of United States Steel Corporation, is a member of the Business Roundtable and the Business Council and is a member of the Board of Directors of the National Association of Manufacturers.

Qualifications: Among Mr. Engel’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Engel is the Company’s Chairman and Chief Executive Officer, previously served as its Chief Operating Officer, is the chair of the governance and sustainability committee of United States Steel Corporation (and was previously the chair of the audit committee), and has extensive experience as a senior executive and operating leader in various global industries and a diverse range of businesses. He is experienced in strategic planning, financial and capital markets, risk oversight, human capital management and environmental, social and governance matters. Mr. Engel also has expertise in managing complex operational and financial matters.

Age: 63 Director since: 2008 Chairman of the Board Member of: Executive Committee

Glynis A. Bryan

Former Chief Financial Officer, Insight Enterprises, Inc.

Glynis A. Bryan served as Chief Financial Officer of Insight Enterprises, Inc., a Fortune 500 software and technology solutions integrator, from 2007 through December 2024. Prior to joining Insight, Ms. Bryan served as the Executive Vice President and Chief Financial Officer of Swift Transportation Co. from 2005 to 2007 and as the Chief Financial Officer of APL Logistics from 2001 to 2005. Previously, she held various senior finance roles at Ryder System, Inc., including as Senior Vice President and Chief Financial Officer of Ryder’s largest business unit, Ryder Transportation Services, from 1999 to 2000. Ms. Bryan also serves as a director of Pinnacle West Capital Corporation and Ameriprise Financial.

Qualifications: Among Ms. Bryan’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Bryan brings significant experience and expertise in the areas of finance, accounting, treasury and capital structure management, business and strategic planning, risk management and digital transformations, through her more than 20 years of service as the chief financial officer for several large, multinational companies. She also has broad experience as a public company board member serving as a member of the audit, finance and nuclear & operating committees of Pinnacle West Capital Corporation.

Age: 66 Director since: 2023 Member of: Audit Committee

Wesco 2025 Proxy Statement	Board of Directors	9

Anne M. Cooney

Former President, Process Industries & Drives Division, Siemens Industry, Inc.

Anne M. Cooney served as President of the Process Industries and Drives Division of Siemens Industry, Inc., a division of Siemens AG, from October 2014 until her retirement in December 2018. Previously, she held a variety of executive management positions at Siemens after joining the company in 2001, including serving as Chief Operating Officer, Siemens Healthcare Diagnostics, a division of Siemens AG, from 2011 until 2014, and serving as President, Drives Technologies of Siemens Industry, Inc. from 2008 until 2011. Earlier in her career, she also held various leadership roles with increasing responsibility at General Electric Company and served as Vice President, Manufacturing of Aladdin Industries, LLC. Ms. Cooney is a director of The Manitowoc Company, Inc. and former director of Summit Materials, Inc.

Qualifications: Among Ms. Cooney’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Cooney has expertise in managing businesses and operations of complex global organizations, executive leadership experience in the industrial sector, and domain knowledge of electrical and utility end markets. Serving as a Chief Operating Officer, the chair of the compensation committee and a member of the corporate governance and sustainability committee of The Manitowoc Co., Inc., she also brings experience in the management and oversight of climate and sustainability initiatives, as well as expertise in human capital management and inclusion topics.

Age: 65 Director since: 2021 Member of: Audit Committee and Nominating and Governance Committee

Matthew J. Espe

Director, Advisor and Investor

Matthew J. Espe is a prior Chief Executive Officer and has served on a number of public and private boards. He served as an Operating Partner at Strategic Value Partners, a private equity investment firm, from November 2017 through April 2023, chairing two of their portfolio company boards and sitting on the board of a third. He also served as an Operating Partner at Periphas Capital, a private equity investment firm, from February 2018 until January 2023. From February 2017 to November 2017, Mr. Espe served as the Chief Executive Officer of Radial, Inc., a multinational e-commerce company. Previously, he served as Chief Executive Officer and President of Armstrong World Industries, Inc., a global producer of flooring products and ceiling systems, a position he held from 2010 to March 2016. Previously, Mr. Espe served as Chairman and Chief Executive Officer of Ricoh Americas from 2008 to 2010 and Chairman and Chief Executive Officer of IKON Office Solutions, Inc. from 2002 to 2008. Mr. Espe began his career at General Electric Company, and he was with GE for more than 20 years, most recently as President and Chief Executive Officer of GE Lighting. Mr. Espe is also a member of the Board of Directors of Anywhere Real Estate, Inc. (formerly known as Realogy Holdings Corp.), Korn Ferry and Diebold Nixdorf, Inc.

Qualifications: Among Mr. Espe’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Espe has considerable experience as a Chief Executive Officer of a Fortune 500 company, and he brings significant management experience and knowledge to the Board of Directors in the areas of finance, accounting, international business operations, risk oversight, corporate governance, climate impact, sustainability, as well as human capital management. He also brings significant experience gained from service on the board of directors of other public companies, including currently serving as a member of the compensation and talent management and chair of the nominating and corporate governance committees of Anywhere Real Estate, Inc., as a member of the audit and compensation and personnel committees of Korn Ferry, and as a member of the nomination and governance, and as chair of the people and compensation committees of Diebold Nixdorf, Inc., and has experience in and knowledge of industries that are relevant to Wesco.

Age: 66 Director since: 2016 Member of: Compensation Committee (Chair) and Executive Committee

Wesco 2025 Proxy Statement	Board of Directors	10

Bobby J. Griffin

Former President, International Operations, Ryder System, Inc.

Bobby J. Griffin served as President, International Operations of Ryder System, Inc., a global provider of commercial transportation, logistics, and supply chain management solutions, from 2005 to 2007, at which time he retired. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to March 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003. Prior to Ryder System, Inc., Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder System, Inc. in 1986. He also serves as a director of United Rentals, Inc.

Qualifications: Among Mr. Griffin’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Griffin has served as a senior executive in multiple industries, has supply chain expertise, has extensive international business experience, and significant experience as a public company board member. Serving as the lead independent director and a member of the nominating and governance committee of United Rentals, Inc., and having served on numerous other companies’ boards and as a member of the nominating and corporate governance committee of United Rentals, Inc. Mr. Griffin also brings experience setting goals and overseeing implementation of sustainability, climate, human capital and inclusion initiatives.

Age: 76 Director since: 2014 Member of: Compensation Committee, Executive Committee, and Nominating and Governance Committee (Chair)

Sundaram “Naga” Nagarajan

President and Chief Executive Officer of Nordson Corporation

Sundaram “Naga” Nagarajan has served as the President and Chief Executive Officer of Nordson Corporation, a publicly traded, innovative, precision technology company, since 2019. Prior to joining Nordson, Mr. Nagarajan held roles of increasing responsibility with Illinois Tool Works Inc. from 1995 to 2019, including serving as the Executive Vice President, ITW Automotive OEM Segment from 2015 to 2019. Mr. Nagarajan serves on the Board of Directors of Nordson Corporation, Greater Cleveland Partnership, and the Board of Trustees of Manufacturers Alliance and Hawken School. Mr. Nagarajan served as a director of Sonoco Products Company from 2015 to 2022 and is a former trustee of the Hobart Institute of Welding Technology.

Qualifications: Among Mr. Nagarajan’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Nagarajan is the Chief Executive Officer of a publicly traded company with broad expertise in senior executive and operating leadership roles, including extensive experience in and knowledge of manufacturing, organizational change management, supply chain management, human capital management, and international business operations. He has worked extensively on inclusion and other environmental, social and governance initiatives, overseeing sustainability strategies and teams.

Age: 62 Director since: 2022 Member of: Audit Committee and Compensation Committee

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Steven A. Raymund

Former Chairman and Chief Executive Officer, Tech Data Corporation

Steven A. Raymund began his employment with Tech Data Corporation, a distributor of information technology products, in 1981. From 1986 until his retirement in 2006, he served as its Chief Executive Officer, and from 1991 to June 2017, he served as its Chairman of the Board of Directors. Mr. Raymund also serves as Lead Director of Jabil, Inc.

Qualifications: Among Mr. Raymund’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Raymund has considerable experience as a Chief Executive Officer of a Fortune 500 company in a global distribution business. He has extensive supply chain expertise, broad experience as a public company board member in various industries, including serving as the lead independent director, member of the compensation and chair of the nominating and corporate governance committees of Jabil, Inc., and has experience assessing sustainability topics.

Age: 69 Director since: 2006 Member of: Compensation Committee and Nominating and Governance Committee

James L. Singleton

Chairman, CGH, LLC

James L. Singleton has served as Chairman of CGH, LLC since October 2023. From 2014 to 2023, he served as Chairman and Chief Executive Officer of Cürex Group Holdings, LLC. and as the Vice Chairman from 2010 to 2014. From 1994 to 2005, Mr. Singleton served as the President of The Cypress Group LLC, a private equity firm of which he was a co-founder. Prior to founding Cypress, he served as a Managing Director in the Merchant Banking Group at Lehman Brothers.

Qualifications: Among Mr. Singleton’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Singleton was a Chief Executive Officer and has extensive expertise in the capital markets, mergers and acquisitions, corporate strategy, human capital management and inclusion topics, as well as deep knowledge of the Company, its industry, business and history. In 2022, Mr. Singleton received the Public Company Director of the Year Award from the National Association of Corporate Directors (NACD), a recognition of Mr. Singleton’s integrity and informed judgment as well as his contributions to advancing board performance and leading corporate governance practices in accordance with NACD principles.

Age: 69 Director since: 1998 Lead Director Member of: Compensation Committee, Executive Committee (Chair), and Nominating and Governance Committee

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Easwaran Sundaram

Operating Executive, Tailwind Capital

Easwaran Sundaram serves as an Operating Executive at Tailwind Capital, a mid-market private equity firm focused on industrial and technology portfolios. He served as the Executive Vice President and Chief Digital & Technology Officer of JetBlue Airways Corporation from 2012 until his retirement in February 2021 and was a founding member and oversight officer of JetBlue Technology Ventures, a wholly owned subsidiary of JetBlue Airways that incubates, invests in and partners with early stage startups. Previously, he was Senior Vice President of Global Supply Chain and Chief Information Officer at Pall Corporation and served in a senior supply chain management role at PSS World Medical – McKesson Corporation. Mr. Sundaram serves as a director of SolarWinds Corporation.

Qualifications: Among Mr. Sundaram’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors are his leadership experience as a technology executive of a Fortune 500 company and his expertise in digital tools and applications, cybersecurity and global supply chain management. He also serves on audit, nominating and corporate governance, and technology and cybersecurity committees of SolarWinds Corporation and brings expertise in the evaluation of environmental, social and governance matters, including sustainable technologies, climate impact management and inclusion initiatives.

Age: 54 Director since: 2018 Member of: Audit Committee and Nominating and Governance Committee

Laura K. Thompson

Former Executive Vice President and Chief Financial Officer, The Goodyear Tire & Rubber Company

Laura K. Thompson served as Executive Vice President of The Goodyear Tire & Rubber Company until her retirement in March 2019, and from 2013 to 2018 she served as Executive Vice President and Chief Financial Officer. She has over 35 years of international business and finance experience, including as Vice President of Business Development and Vice President of Finance and Director of Investor Relations. Ms. Thompson is also a director of Parker Hannifin Corporation and Titan International, Inc.

Qualifications: Among Ms. Thompson’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors are her financial expertise and her global executive leadership experience in finance, operations, climate impact, inclusion initiatives, and business development at a Fortune 200 company. She also serves as member of the audit and corporate governance and nominating committees of Parker Hannifin Corporation and the audit, compensation, nominating, and corporate governance committees of Titan International, Inc. In addition, Ms. Thompson is an audit committee financial expert.

Age: 60 Director since: 2019 Member of: Audit Committee (Chair) and Executive Committee

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Corporate Governance

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines in conformity with the New York Stock Exchange (“NYSE”) listed company standards to provide a framework to assist members of our Board in fully understanding and effectively implementing their responsibilities while assuring our on-going commitment to high standards of corporate conduct and compliance.

We have adopted a Wesco Code of Business Conduct and a Global Antibribery and Anticorruption Policy which apply to our Board of Directors and all of our employees and cover all areas of professional conduct, including customer relations, conflicts of interest, insider trading, financial disclosure, and compliance with applicable laws and regulations.

We also have adopted a Code of Principles for Senior Financial Executives, referred to as the Senior Financial Executive Code, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. We disclose future amendments to, or waivers from, the Senior Financial Executive Code on the corporate governance section of our website within four business days of any amendment or waiver.

You may access our Corporate Governance Guidelines, Committee Charters, Code of Business Conduct, Global Antibribery and Anticorruption Policy, Senior Financial Executive Code, Independence Policy, and related documents on our website at https://www.wesco.com/us/en/our-company/leadership.html#policies.

Director Independence

Our Board has adopted independence standards that meet or exceed the independence standards of the NYSE, including the enhanced independence requirements for audit and compensation committee members. In addition, as part of our independence standards, our Board has adopted categorical standards to assist it in evaluating the independence of each of its Directors. The categorical standards are intended to assist our Board in determining whether or not certain direct or indirect relationships between its Directors and our Company or its subsidiaries are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which any relationship is deemed to be material.

Annually, the independence of each Director is reviewed, applying applicable independence standards. The review considers relationships and transactions between each Director and his or her immediate family and affiliates and our management and our independent registered public accounting firm. Based on this review, our Board has affirmatively determined that the following Directors are independent: Messrs. Espe, Griffin, Nagarajan, Raymund, Singleton and Sundaram and Messes. Bryan, Cooney and Thompson.

Director Qualifications

Our Nominating and Governance Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors, including overall skills and experience. Each Director’s particular and specific experience, qualifications, attributes or skills which support his or her position as a Director on our Board include those that are identified in the Proposal 1 – Election of the Board of Directors section of this Proxy Statement.

The Nominating and Governance Committee considers various factors in determining whether to recommend a candidate for nomination as a Director, including an individual’s aptitude for independent analysis, level of integrity, personal and professional ethics, soundness of business judgment, relevant experience, skills, and ability and willingness to commit sufficient time to Board activities. As part of this annual review, Directors disclose their service on other boards, which the Nominating and Governance Committee takes into consideration when evaluating a Director’s ability to devote sufficient time to the Company’s Board. The Nominating and Governance Committee consults with the Board to determine the most appropriate combination of characteristics, skills and experiences for the Board as a whole with the objective of having a Board whose members have a variety of backgrounds and experiences and sufficient domain knowledge of the Company’s end markets and distribution industry. The Nominating and Governance Committee considers candidates’ professional experience and evaluates each individual in the context of the individual’s potential contribution to the Board as a whole to best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment, and allow the Board to benefit from the group’s range of backgrounds, experiences and skills.

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The Nominating and Governance Committee also reviews the characteristics of incumbent Board members and prospective Board members to ensure that the Board, as a whole, possesses the experience, expertise and competencies that are relevant or desirable. The Nominating and Governance Committee uses a skills matrix to assess the overall composition of the Board, including such characteristics as CEO experience, strategy and operational expertise, financial expertise, capital markets expertise, human capital management expertise, sustainability and environmental expertise, corporate governance experience, risk management experience, supply chain and industry experience, mergers and acquisitions experience, international experience, and technology and cybersecurity experience, among others. These processes are designed to ensure a high-functioning and well-composed Board of independent and capable Directors with relevant experience.

The Nominating and Governance Committee may also target prospective candidates for Board membership based on their attributes compared to current Board members to achieve a strong overall Board composition. The Nominating and Governance Committee applies the same criteria to all candidates that it considers, including any candidates submitted by stockholders.

Board Refreshment and Tenure

The Board is committed to ongoing Board refreshment. The Board considers a balanced Board in terms of overall average Director tenure, comprising newer Directors as well as those who have longer experience with the Company, to benefit the Company and its stockholders by providing fresh perspectives, experience and stability. As part of its Board refreshment process, the Board has recruited a new Director in five of the past seven years. Currently, 33% of our independent Directors have a tenure of five years or less, and the average tenure of our independent Directors as of March 27, 2025 is 9.42 years with a median tenure of 7.51 years. In order to develop a balanced Board, we have a robust Director recruitment process that includes utilizing the assistance of a nationally recognized recruiting firm to identify and recruit potential candidates for our Board of Directors based on attributes outlined on a skills matrix that was developed by the Nominating and Governance Committee. For each recruiting engagement, the Nominating and Governance Committee, working with the independent recruiting firm and including input from the Board, develops specifications for each director position, which are used to identify and recruit director candidates.

Board, Committee and Director Evaluations

The Board has established a robust self-evaluation process for the Board, its Committees and individual Directors. Each year, our Board and Committees conduct evaluations to assess their effectiveness and adherence to the Corporate Governance Guidelines and Committee charters, and to identify opportunities to improve Board and Committee performance. As part of that process, we also conduct individual Director evaluations, including peer assessments. As described below, the Board engages an independent corporate governance professional to conduct interviews with each Director as part of this process.

Under the leadership of our Lead Director, Mr. Singleton, our annual evaluation process focused on three components: (1) the Board, (2) Board Committees and (3) individual Directors. An independent third party who is experienced in corporate governance matters interviews each Director to obtain his or her assessment of the effectiveness of the Board and its Committees, including identifying any opportunities the Board can focus on to enhance effectiveness. In addition, the Board conducted a peer review process in which the third party sought input regarding the performance of each individual Director. Our Lead Director provides overall Board and Committee evaluation feedback and leads a discussion with the entire Board, and also provides feedback to each Director in an individual session.

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Topics considered during the 2024 Board, Committee and Director Evaluation Process included:

Director Performance

•  Individual Director performance

•  Chairman (in that role)

•  Lead Director (in that role)

•  Each Committee Chair (in that role)

Board and Committee Operations

•  Board and Committee membership, including Director skills, background and expertise

•  Committee structure, including whether the Committee structure enhances Board and Committee performance

•  Access to management

•  Conduct of meetings, including time allocated for, and encouragement of, candid dialogue

•  Key areas of focus for the Board

•  Strategy oversight

•  Capital allocation

•  Consideration of stockholder value

•  Consideration of reputation

•  Identification of relevant and timely topics for attention and discussion

Board Performance

Committee Performance

•  Performance of Committee duties under Committee charters

•  Consideration of reputation

•  Effectiveness of outside advisors

Director Continuing Education

As part of our efforts designed to ensure a continuing high-performance Board, Directors participate in continuing education on current topics and developments. We bring outside experts into the Board room to review current topics and developments in their areas of expertise, and Directors regularly attend outside education sessions on relevant topics. Education topics include corporate governance, compensation, SEC developments, financial matters, economic developments, emerging technology and trends, risk management, cybersecurity, and others.

Compensation Committee Interlocks

None of our executive officers serves as an executive officer of, or as a member of, the compensation committee of any public company that has an executive officer, director or other designee serving as a member of our Board. No member of our Compensation Committee has been an executive officer of the Company.

Executive Sessions and Lead Director Responsibility

During 2024, the non-management members of our Board met in executive session at each regularly scheduled Board of Directors’ meeting. Our Directors generally hold executive sessions at both the beginning and end of each Board meeting. As Lead Director, Mr. Singleton presided over these executive sessions. In addition, Mr. Singleton has broad authority to call and conduct meetings of the independent Directors. The duties and responsibilities of our Lead Director are described in more detail in the section below.

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Board Leadership Structure

Since 2011, Mr. Engel has served as Chairman of the Board. The Board believes that Mr. Engel’s combined role of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders at this time, and that Mr. Engel is the Director best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the Company’s business and industry, and his ability to identify strategic priorities essential to the future success of the Company. The Board believes that this structure is best for the Company because it provides for clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors with an independent Lead Director. Mr. Singleton serves as the Board’s independent Lead Director and presides over executive sessions of the Board. The non-management members of our Board meet in executive session at each regularly scheduled Board meeting. The Audit, Compensation, and Nominating and Governance Committees are all chaired by and composed solely of independent Directors in accordance with independence standards of the NYSE, and thus oversight of key matters is entrusted to the independent Directors. Each of these Committees also meets in executive session without members of management present. The responsibilities of the Lead Director include the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including meetings of independent Directors held in executive session;

•	Has the authority to call meetings of the independent Directors;

•	Leads the Board evaluation program;

•	Evaluates, along with the members of the Compensation Committee and the full Board, the CEO’s performance, and meets with the CEO to discuss the Board’s evaluation;

•	Serves as a liaison between the Chairman/CEO and the independent Directors;

•	Consults with the Chairman/CEO on and approves agendas and schedules for Board meetings to ensure there is sufficient time for discussion of agenda items;

•	Advises the Chairman/CEO on the Board’s informational requirements and approves information sent to the Board, as appropriate;

•	Consults with the Chair of the Nominating and Governance Committee and the Chairman regarding recommended appointments of Committee members, including Committee chairs; and

•	Facilitates communication between the Board and senior management.

The Lead Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent Committee chairs, and each Director may request inclusion of specific items on the agendas for Board and Committee meetings.

Considering all of the above, the Board believes that a combined Chairman and Chief Executive Officer, together with the Lead Director, is an appropriate Board leadership structure and is in the best interests of the Company and its stockholders at this time.

Communications with Directors

Our Board has established a process by which stockholders and other interested parties may communicate with the Board, our Board Committees, and/or individual Directors by confidential e-mail. Such communications should be sent in writing to the e-mail address noted in the corporate governance section of our website at https://www.wesco.com/us/en/our-company/leadership.html#contact.

Our Chief Compliance Officer will review all of these communications on a timely basis and will forward appropriate communications (i.e., other than solicitations, invitations, advertisements, or similar communications) to the relevant Board members on a timely basis.

Stockholders who wish to communicate with our Board in writing via regular mail should send correspondence to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary.

Our Board members routinely attend our Annual Meeting of Stockholders. This provides you with additional opportunities to communicate with our Board. All of our Board members were present at our Annual Meeting of Stockholders.

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Director Nominating Procedures

Our Nominating and Governance Committee recommends potential candidates for nomination as Director based on a number of criteria, including the needs of our Board. Any stockholder who would like the Nominating and Governance Committee to consider a candidate for Board membership should send a letter of recommendation that includes:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director on our Board;

•	A description of why the proposed candidate would be a valuable addition to our Board;

•

A description of any relationship that could affect the proposed candidate’s ability to qualify as an independent Director, including identifying all other public or private company board and committee memberships;

•	A confirmation of the proposed candidate’s willingness to serve as a Director if selected by our Nominating and Governance Committee;

•

Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee or otherwise is required to be provided pursuant to our Amended and Restated By-Laws (our “By-Laws”); and

•	The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. In addition, the Company may request additional information regarding any proposed candidates. A stockholder who wishes to nominate a person for election as a Director must provide written notice to the Corporate Secretary of the Company at the address below in accordance with the procedures specified in Section 2.15 of our By-Laws. In general, to be timely, the written notice must be received by our Corporate Secretary not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. The notice must provide certain information required by the By-Laws, including (a) biographical and share ownership information of the stockholder (and certain affiliates), (b) descriptions of any material interests of the stockholder (and certain affiliates) in the nomination and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the nomination, (c) certain biographical, employment and specific qualifications information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee. Any notice of director nomination submitted must comply with the additional requirements of, and include the additional information required by, Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended.

Notices of Director recommendations or Director nominations, including the information described above, should be sent to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary.

Director Resignation Policy

The Board has adopted a resignation policy under which any Director who does not receive a majority of votes cast for his or her re-election is expected to offer his or her resignation for the Board’s consideration.

Stockholder Engagement

We seek to engage with current and prospective investors throughout the year in order to review our financial performance, business model and strategic initiatives, so that management and the Board can better understand stockholder perspectives. We also utilize these discussions to assess emerging issues that may help shape our practices and enhance our corporate disclosures, including in the areas of environmental, social and governance issues, executive compensation and capital deployment strategies. We strive for a collaborative approach with our stockholders and value the variety of perspectives that we hear in our discussions with them.

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Board’s Role in Oversight of Risk Management

Management is responsible for risk management, and the Board’s role is to oversee management’s efforts in this area. As part of their regular meetings and deliberations, the Board and its Committees review and discuss matters of significance regarding operational, financial and other risks that are relevant to the Company’s business. Strategic risks and operating risks are monitored by the Board through discussions regarding the Company’s strategic and operating plans and regular reviews of the Company’s operating performance. Certain topics, including succession planning and mergers and acquisitions, are of such importance that they are reviewed for the full Board and not delegated to a specific committee. In addition, management assesses the Company’s enterprise risk and reviews with the entire Board significant risks and associated mitigating factors on an annual basis.

Our Board has tasked designated standing committees with oversight of certain categories of risk management. The risk oversight focus areas of the committees are:

The Audit Committee, which is composed 100% of independent members, discusses and reviews guidelines and policies with respect to risk assessment and risk management and discusses with management the Company’s major financial risk exposures

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and the steps management takes to monitor and control such exposures. The Audit Committee is also responsible for oversight of cybersecurity risk. The Compensation Committee, which is composed 100% of independent members, reviews the potential for risk related to the Company’s compensation arrangements, including compensation arrangements and policies for executives, and determines whether any such arrangements are likely to encourage excessive or inappropriate risk taking. The Nominating and Governance Committee, which is composed 100% of independent members, is responsible for oversight of significant environmental, social and governance matters that are relevant to the Company.

To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer (“CISO”) whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. The CISO reports to our Executive Vice President, Chief Information and Digital Officer (“CIDO”), who reports directly to our Chief Executive Officer. The CISO and CIDO regularly review cybersecurity matters with our Chief Executive Officer and other members of our senior management, including cybersecurity risks and threats and the status of our cybersecurity incident response plan and related processes relating to the prevention, detection, mitigation and remediation of cybersecurity incidents. As part of its oversight responsibility of cybersecurity risk and the overall enterprise risk management process, the Audit Committee meets at least quarterly with the Company’s CISO, the CIDO, and other senior management to receive updates on cybersecurity risks and threats (and should they arise, any material incidents), the status of initiatives to strengthen the Company’s information security systems, management’s assessments of the Company’s security program and compliance with disclosure requirements. The Audit Committee and senior management report any findings and recommendations, as appropriate to the full Board of Directors for consideration. The Company has developed and conducts mandatory information security training programs for all employees and maintains cyber liability insurance policies.

Environmental, Social and Governance Matters

The Board oversees the Company’s efforts to conduct its business in a principled, transparent, and accountable manner. The Board believes that its effective oversight of environmental, social and governance matters is central to its risk oversight function. The Nominating and Governance Committee is responsible for oversight of significant matters in these areas, and the Audit and Compensation Committees are delegated responsibility for oversight of specific topics. However, the Board receives regular updates from each of the Committees and retains ultimate oversight responsibility for these matters.

Our management teams work with senior leaders to set strategy and develop goals to embed sustainability objectives across our organization. Management of our sustainability programs is led by the Executive Vice President, Supply Chain and Operations who reports at least annually to the Board and as appropriate to the Board Committees on the status of these programs.

Sustainability Initiatives

We promote ethics, safety, and environmental sustainability in conducting our business. We act responsibly and strive to reduce our environmental impact by how we service customers and the communities in which we operate. To guide Company initiatives toward measurable change, we established the following 2030 sustainability goals:

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2030 Sustainability Goals

Reduce absolute Scope 1 and 2 GHG emissions by 30 percent from a 2021 baseline by 2030.

Reduce by 2030 landfilled waste intensity by 15 percent across our U.S. and Canadian locations from a 2020 baseline.

Achieve a 15 percent reduction in the Total Recordable Incident Rate by 2030 from a 2020 baseline.

Committed to providing 425,000 hours of safety training and development to our employees by 2030.

Achieving these goals depends on the collective action of our business and functional units, as well as alignment across our Company management. The foundation of our environmental, health and safety management is our Global Environmental, Health, Safety and Sustainability Policy, which aligns with key provisions of the ISO 14001:2015 environmental management standards. The policy includes management accountability for environmental sustainability, direct program responsibilities, key performance indicators, and other metrics to track progress. To enhance our sustainability strategy, practices, and communications, we also engage with employees, customers, suppliers, stockholders, community members and other stakeholders.

As a business-to-business distribution, logistics services, and supply chain solutions services company, our approach to sustainability includes positive actions across our organization to reduce the environmental impacts of our own operations and assisting our customers and suppliers with attaining their sustainability goals through our products, services, and supply chain solutions. For example, we assist our customers in areas such as lighting efficiency, energy management, renewable energy, and green sustainable sourcing. We also support utilities as they work to meet their renewable portfolio standards initiatives (solar and wind generation projects). Our lighting renovation and retrofit business is focused on improving energy efficiency in offices, schools, high rise buildings and manufacturing plants and our automation solutions are focused on reducing waste for customers.

Overall, we continue to invest in new and emerging technologies and expand our capabilities in order to meet growing demands in these areas:

ENERGY EFFICIENCY	ENERGY MANAGEMENT

We provide some of the most efficient products on the market, including LED lighting and energy-efficient power systems.	We offer a suite of smart building solutions that help manage a facility’s environmental impact, including advanced building automation equipment and HVAC controls.

RENEWABLE ENERGY	SUSTAINABLE MAINTENANCE, REPAIR & OPERATIONS

We provide turnkey renewable energy solutions ranging from large-scale photovoltaic projects to customized solar, wind, and energy solutions.	We help businesses meet green procurement goals by offering a broad range of sustainable tools, safety equipment, and miscellaneous consumables.

Safety

Our Sustainability Goals include a focus on employee safety, training and development, as these are core values of Wesco. We work to reduce or eliminate health and safety risks through dedicated programs, leadership commitments and employee involvement. We seek to achieve continuous improvement in the safety of our facilities and track a series of metrics that provide guidance toward that improvement.

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Inclusive and Respectful Workplace Culture

We believe that our people and our high-performance culture are our greatest assets. We foster a culture that values and rewards employees based on merit. We also believe that making the most of the wealth of ideas, talents, skills, backgrounds, and perspectives from our people helps us do more and be more - together. We take pride in our talented and diverse workforce and aspire to become the employer of choice in our industry. Our Compensation Committee and Board are updated routinely by management on relevant programs and engage in regular discussions on matters such as workplace culture, talent development, and employee engagement.

We require that personnel actions are administered without any form of discrimination, and in compliance with applicable law.

We aim to support an inclusive and respectful workplace culture that:

•	leverages the unique experiences and perspectives of our talented workforce to support Wesco’s mission;

•	furthers employee engagement and builds a respectful culture;

•	attracts and cultivates talent that bring new perspectives and thought processes to Wesco; and

•	supports the communities in which we operate.

Wesco has established six Business Resource Groups (“BRGs”) to support and connect employees: Able (Employees with Diverse Abilities), Mosaic (Black, Latino, Indigenous, and People of Color), Pride (LGBTQ+), Spark (Early-Career Employees), VOLT (Veterans), and WIN (Women). These BRGs were created to foster a sense of community and inclusion and provide opportunities to network. All BRGs are open to all employees regardless of their identity.

Human Rights – At Wesco, the way in which we conduct business is as important as the products and services that we provide. Our Human Rights policy includes protections relating to:

•	Inclusion and Non-Discrimination

•	Harassment Prohibition

•	Child or Forced Labor Prohibition

•	Working Hours, Wages, and Benefits

•	Safety and Workplace Conditions

•	Disabled Employee Accommodations

We also expect vendors to comply with our Supplier Code of Conduct, which incorporates these human rights protections.

United Nations Global Compact

Wesco’s focus on sustainability includes supporting the ten principles of the United Nations Global Compact, which we joined in 2017. We also support the United Nations Sustainable Development Goals. Our recent efforts have had the most impact for the goals below.

GOOD HEALTH AND WELL-BEING	AFFORDABLE AND CLEAN ENERGY	INDUSTRY INNOVATION & INFRASTRUCTURE	REDUCED INEQUALITIES	RESPONSIBLE CONSUMPTION AND PRODUCTION

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Transparency

Wesco provides sustainability-related information to stakeholders. We made significant enhancements to our Sustainability Report in 2024, including TCFD-aligned disclosures. Today, we leverage the following frameworks and standards to provide robust information:

Sustainability Reporting Standards

GRI	The Global Reporting Initiative (GRI) offers a list of global standards and guidelines around sustainability reporting.

SASB	The Sustainability Accounting Standards Board (SASB) provides a comprehensive set of industry specific disclosure topics and guidelines.

CDP	Formerly the Carbon Disclosure Project (CDP) is an international organization that helps companies measure and disclose environmental impact information. Wesco provides responses to both Climate Change and Water questionnaires.

TCFD	The Task Force on Climate-Related Financial Disclosures (TCFD) provides disclosure recommendations on relevant topics to provide stakeholders with more detailed information surrounding climate risks.

More information about Wesco’s sustainability activities can be found on our website at https://www.wesco.com.

Prohibition on Hedging and Pledging

The Company’s Insider Trading Policy prohibits Section 16 Directors and Officers from engaging in any hedging transactions that involve Wesco securities. Wesco believes that this ensures a strong alignment of the interests of Directors and Officers with our stockholders. The policy also prohibits all Officers, Directors, Designated Insiders and employees from selling short (including short sales “against the box”) or from trading, writing, or purchasing “put” or “call” options on Wesco securities. Section 16 Directors and Officers also are prohibited from holding securities of Wesco in a margin account and from using shares as collateral and pledging them as security for a loan. Designated Insiders and employee stockholders are not prohibited from using Wesco securities as collateral to secure a bona fide loan.

Stockholder Proposals for 2026 Annual Meeting

If you wish to have a stockholder proposal included in the Company’s proxy soliciting materials for the 2026 Annual Meeting of Stockholders, you must submit the proposal to the Company at its principal executive offices by our deadline, which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or December 11, 2025. For any other business to be properly brought before the 2026 Annual Meeting by a stockholder, notice in writing must be delivered to the Company in accordance with the Company’s Amended and Restated By-Laws not less than 90 days nor more than 120 days prior to the first anniversary of the 2025 Annual Meeting, or between January 22, 2026, and February 21, 2026. We may be required to include certain limited information concerning any such proposal in our Proxy Statement so that proxies solicited for the 2026 Annual Meeting may confer discretionary authority to vote on that matter. Any stockholder proposals should be addressed to our Corporate Secretary, WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122.

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Board and Committee Meetings

Our Board has four standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Governance Committee. Each Committee operates under a separate charter, which is available on the corporate governance section of our website at https://www.wesco.com/us/en/our-company/leadership.html#policies.

The full Board held four meetings in 2024. Each Director attended 75% or more of the aggregate number of meetings of the full Board held in 2024 and the total number of meetings held by all Committees of the Board on which he or she served.

Audit Committee	8 Meetings Held in 2024

Members	Key Responsibilities:
Laura K. Thompson (Chair) Glynis A. Bryan Anne M. Cooney Sundaram Nagarajan Easwaran Sundaram

•  Appointing the independent registered public accounting firm to perform an integrated audit of our financial statements and to perform services related to the audit

•  Reviewing the scope and results of the audit with the independent registered public accounting firm

•  Reviewing with management our quarterly and year-end operating results

•  Considering the adequacy of our internal accounting and control procedures

•  Reviewing the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q

•  Providing oversight for cybersecurity risks

•  Reviewing any non-audit services to be performed by the independent registered public accounting firm and the potential effect on the registered public accounting firm’s independence

Independence and Financial Expert Qualifications:
• All of the members of our Audit Committee are required to be, and were determined by our Board to be, independent Directors according to the independence standards of the SEC and the NYSE.
• Our Board has determined that Messes. Bryan and Thompson and Mr. Nagarajan are Audit Committee Financial Experts, as defined under applicable SEC regulations.

Compensation Committee	5 Meetings Held in 2024

Members	Key Responsibilities:
Matthew J. Espe (Chair)	• Reviewing, recommending and approval of compensation arrangements for executive officers
Bobby J. Griffin	• Administration of certain benefit and compensation plans and arrangements of the Company
Sundaram Nagarajan	Independence Qualifications:
Steven A. Raymund James L. Singleton

•  All Compensation Committee members are required to be, and were at all times, Independent Directors according the independence standards of the SEC and NYSE, and the enhanced independence requirements for Compensation Committee Members.

Wesco 2025 Proxy Statement	Board and Committee Meetings	24

Executive Committee	No Meetings Held in 2024

Members	Key Responsibilities:
James L. Singleton (Chair) John J. Engel Matthew J. Espe Bobby J. Griffin Laura K. Thompson

•  May exercise all the powers and authority of the Directors in the management of the business and affairs of our Company

•  Has delegated authority to exercise the powers of our Board between Board meetings

Independence Qualifications:
• Except for Mr. Engel, all Executive Committee members have been determined by our Board to be independent Directors according to the independence standards of the SEC and the NYSE.

Nominating and Governance Committee 3 Meetings Held in 2024

Members	Key Responsibilities:
Bobby J. Griffin (Chair) Anne M. Cooney Steven A. Raymund James L. Singleton Easwaran Sundaram	• Responsible for identifying and nominating candidates for election or appointment to our Board and determining compensation for Directors
• Review and make recommendations to our Board with respect to our corporate governance policies and practices and to develop and recommend to our Board a set of corporate governance principles
• Responsible for oversight of material environmental, social and governance matters
Independence Qualifications:
• All of the members of our Nominating and Governance Committee are required to be, and were determined by our Board to be, independent under the independence standards of the SEC and the NYSE.

Wesco 2025 Proxy Statement	Director Compensation	25

Director Compensation

Compensation

Independent members of the Board of Directors receive compensation in the form of an annual cash retainer paid quarterly and an annual equity award. Directors have the ability to defer 25% to 100% of the cash and equity retainers. Deferred annual cash retainer amounts were converted into stock units and credited to an account in the Director’s name using the fair market value of our Common Stock on the dates the annual retainer would have been paid in the absence of a deferral election. The table below sets forth 2024 annual retainers our non-employee Directors, as determined based on analysis provided by the independent compensation consultant, as described below.

Role	2024 Annual Cash Retainer

All Independent Directors	$ 125,000

Lead Independent Director	$ 50,000

Committee Chairs:

Audit	$ 30,000

Compensation	$ 30,000

Nominating and Governance	$ 30,000

The Nominating and Governance Committee works with an independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to do an annual assessment of Director Compensation, including providing the Nominating and Governance Committee with market research and comparison data using a peer group of companies which is the same as that used in the Compensation Committee’s evaluation of executive compensation. We review Director Compensation compared to that of the peer group. We query our consultant on new developments, best practices and trends in Director Compensation, and Meridian serves as a resource to the Nominating and Governance Committee.

In addition to the retainer, non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as Directors.

For 2024, non-employee Directors received equity grants in the form of Restricted Stock Units (“RSUs”) in the amount of $185,000, which will vest on the first anniversary of the date of the grant. If a Director’s Board service is terminated earlier than one year from the date of grant as a result of the scheduled expiration of the Director’s term then, if such date is (1) less than three calendar months from the date of grant, then 25% of the RSUs shall be deemed vested, (2) at least three but less than six calendar months from the date of grant, then 50% of the RSUs shall be deemed vested, (3) at least six but less than nine calendar months from the date of grant, then 75% of the RSUs shall be deemed vested, and (4) at least nine calendar months from the date of grant, then 100% of the RSUs shall be deemed vested. On March 1, 2024, each non-employee Director received a grant of 1,217 RSUs with a grant date fair value of $152.07 per RSU, which was the closing price of our Common Stock on March 1, 2024.

Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of our Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made.

As set forth on an exhibit to the Company’s Form 10-K filed on February 22, 2016, the Company has entered into indemnification agreements with each current Director providing for: indemnification for indemnifiable claims and losses; advancement of expenses; and D&O liability insurance.

Robust Stock Ownership Guidelines

Our Board has adopted robust stock ownership guidelines for Directors, which are five times their annual cash retainer. Directors are expected to hold these ownership positions during their service as Directors. All Directors have acquired or are acquiring stock in accordance with the stock ownership guidelines.

Wesco 2025 Proxy Statement	Director Compensation	26

Director Compensation for 2024

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total

Bryan	$125,000	$185,000	—	$310,000

Cooney	$125,000	$185,000	—	$310,000

Espe	$155,000	$185,000	—	$340,000

Griffin	$155,000	$185,000	—	$340,000

Nagarajan	$125,000	$185,000	—	$310,000

Raymund	$125,000	$185,000	—	$310,000

Singleton	$175,000	$185,000	—	$360,000

Sundaram	$125,000	$185,000	—	$310,000

Thompson	$155,000	$185,000	—	$340,000

(1)

The amounts shown represents the cash portion of the annual retainer paid to the Directors. Ms. Bryan and Messrs. Griffin, Nagarajan and Sundaram elected to defer portions of their compensation into the Company’s Deferred Compensation Plan for Non-Employee Directors.

Name	Deferred Compensation

Bryan	$125,000

Griffin	$77,500

Nagarajan	$125,000

Sundaram	$125,000

(2)

Amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs. On March 1, 2024, each non-employee Director received a grant of 1,217 RSUs with a grant date fair value of $152.07 per RSU, which was the closing price of our Common Stock on March 1, 2024. These RSU awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 14 to our notes to consolidated financial statements for the year ended December 31, 2024, which is located on pages 80-82 of our Annual Report on Form 10-K.

(3)

All the RSU awards were granted under the WESCO International, Inc. 2021 Omnibus Incentive Plan, as approved by our Board and stockholders. See the “Director Outstanding Equity Awards at the Year-End” table below for more information regarding the equity awards held by Directors as of December 31, 2024.

Director Outstanding Equity Awards at Year-End(1)

Name	Number of Securities Underlying Unexercised Equity Awards Exercisable	Number of Shares of Stock That Have Not Vested

Bryan	280	1,228

Cooney	1,767	1,228

Espe	7,573	1,228

Griffin	16,591	1,228

Nagarajan	1,775	1,228

Raymund	7,715	1,228

Singleton	1,037	1,228

Sundaram	2,498	1,228

Thompson	1,037	1,228

(1)	All Equity Award values have been adjusted by dividend equivalents issued quarterly during 2024.

Wesco 2025 Proxy Statement	Security Ownership	27

Security Ownership

Security Ownership of Management

The following table sets forth the number of shares of Company’s Common Stock beneficially owned as of March 27, 2025, by each Director or nominee for Director of the Company, the named executive officers in the Summary Compensation Table and by all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of March 27, 2025, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

Name	Shares Beneficially Owned		Percent Owned Beneficially(1)

John J. Engel	843,453	(2)	1.7%

Glynis A. Bryan	2,395	(3)	*

Anne M. Cooney	4,384	(3)	*

Matthew J. Espe	19,583	(3)	*

Bobby J. Griffin	29,786	(3)	*

Sundaram Nagarajan	4,805	(3)	*

Steven A. Raymund	27,111	(3)	*

James L. Singleton	39,251	(3)	*

Easwaran Sundaram	11,953	(3)	*

Laura K. Thompson	9,287	(3)	*

David S. Schulz(4)	181,449	(2)	*

William C. Geary, II(4)	44,700	(2)	*

Akash Khurana	35,748	(2)	*

Nelson J. Squires, III	123,860	(2)	*

All 18 Directors and executive officers as a group(4)	1,625,290	(2)	3.3%

* Indicates ownership of less than 1% of the Common Stock.

(1)	Based on the number of shares outstanding on the Record Date.
(2)

Includes the following shares of Common Stock not currently owned, but subject to SARs and/or Options which were outstanding on March 27, 2026 and may be exercised or settled within 60 days thereafter: Mr. Engel, 393,380; Mr. Schulz, 77,539; Mr. Geary, 10,238; Mr. Khurana, 14,809 and Mr. Squires, 79,680; and all executive officers as a group, 687,678.

(3)

Includes shares of Common Stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors, and restricted stock units subject to an election to defer even though such shares are not deemed currently to be beneficially owned by the Directors pursuant to Rule 13d-3, as follows: Ms. Bryan, 2,395; Ms. Cooney, 2,382; Mr. Espe,10,346; Mr. Griffin, 26,517; Mr. Nagarajan, 4,805; Mr. Raymund, 23,616; Mr. Singleton, 17,416; Mr. Sundaram, 11,953 and Ms. Thompson, 1,037.

(4)

As of March 27, 2025, Messrs. Schulz and Geary owned 1,771, and 4,562 depositary shares, each representing a 1/100th interest in a share of the Company’s Series A Fixed-Rate Reset Cumulative Perpetual Preferred Stock (the “Preferred Stock”), respectively. Messrs. Schulz and Geary each own less than 1% of the Preferred Stock. As of March 27, 2025, all 18 Directors and executive officers as a group owned 8,333 depository shares of the Preferred Stock, which represents less than 1% of the Preferred Stock.

Delinquent Section 16(a) Reports

Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the year ended December 31, 2024, all such filings were made within the required time periods, based on the Company’s review of forms filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations received from such persons.

Wesco 2025 Proxy Statement	Security Ownership	28

Security Ownership of Principal Stockholders

The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 27, 2025, by each person or group known by the Company to beneficially own five percent or more of the outstanding shares of the Company’s Common Stock.

Name	Shares Beneficially Owned		Percent Owned Beneficially

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,819,559	(1)	9.9%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	3,993,934	(2)	8.2%

SteelMill Master Fund, LP 9 West 57th Street, 37th Floor New York, NY 10019	2,474,092	(3)	6.1%

(1)

This information is based solely upon a Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024. Vanguard is the beneficial owner of 4,819,559 shares and has shared voting power over 16,514 shares, sole dispositive power over 4,754,417 shares and shared dispositive power over 65,142 shares.

(2)

This information is based solely upon a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 26, 2024. BlackRock is the beneficial owner of 3,993,934 shares and has sole power to vote 3,768,277 shares, and sole dispositive power over 3,993,934 shares.

(3)

This information is based solely upon a Schedule 13G filed by SteelMill Master Fund LP and affiliates (“SteelMill”) with the SEC on November 14, 2024. SteelMill is the beneficial owner of 2,987,986 shares and has shared voting and shared dispositive power over all of the shares beneficially owned.

Wesco 2025 Proxy Statement	Transactions with Related Persons	29

Transactions With Related Persons

Our Company has a written policy and has implemented processes and controls in order to obtain information from our Directors and executive officers with respect to related person transactions and for then determining whether our Company or a related person has a direct or indirect material interest in the transaction based on the facts and circumstances. Our Nominating and Governance Committee and Board review relationships and transactions between our Directors, executive officers and our Company or its customers and suppliers in order to determine whether the parties have a direct or indirect material interest. Its evaluation includes: the nature of the related person’s interest in the transaction; material terms of the transaction; amount and type of transaction; importance of the transaction to our Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of our Company; and any other relevant facts and circumstances. Transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in this Proxy Statement, and there were no disclosed transactions for 2024.

Wesco 2025 Proxy Statement	Executive Officers	30

Executive Officers

Our executive officers and their respective ages and positions as of March 27, 2025, are set forth below.

Name	Age	Position

John J. Engel	63	Chairman, President and Chief Executive Officer

David S. Schulz	59	Executive Vice President and Chief Financial Officer

James F. Cameron	59	Executive Vice President and General Manager, Utility & Broadband Solutions

William C. Geary, II	54	Executive Vice President and General Manager, Communications & Security Solutions

Akash Khurana	51	Executive Vice President and Chief Information and Digital Officer

Diane E. Lazzaris	58	Executive Vice President and General Counsel

Hemant Porwal	51	Executive Vice President, Supply Chain and Operations

Nelson J. Squires III	63	Executive Vice President and General Manager, Electrical & Electronics Solutions

Christine A. Wolf	64	Executive Vice President and Chief Human Resources Officer

John J. Engel has served as Chairman of the Board of Directors since May 2011 and as our President and Chief Executive Officer since 2009. Previously, Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining Wesco in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc., Executive Vice President and Senior Vice President of Perkin Elmer, Inc., Vice President and General Manager of Allied Signal, Inc., and also held various engineering, manufacturing and general management positions at General Electric Company.

David S. Schulz has served as our Executive Vice President and Chief Financial Officer since June 2020, and from October 2016 to June 2020, he served as Senior Vice President and Chief Financial Officer. Prior to joining Wesco, Mr. Schulz served as Senior Vice President and Chief Operating Officer of Armstrong Flooring, Inc. from April 2016 to October 2016 and from November 2013 to March 2016, he served as Senior Vice President and Chief Financial Officer of Armstrong World Industries, Inc. and as Vice President, Finance of the Armstrong Building Products division from 2011 to November 2013. Prior to joining Armstrong World Industries in 2011, he held various financial leadership roles with Procter & Gamble and The J.M. Smucker Company. Mr. Schulz began his career as an officer in the United States Marine Corps.

James F. Cameron has served as our Executive Vice President and General Manager of the Utility & Broadband Solutions (UBS) strategic business unit since June 2020. From January 2014 to June 2020 he was Vice President and General Manager of the Utility and Broadband Group, and from 2011 to 2013 he was Regional Vice President of our Utility business. Prior to joining Wesco in 2011, Mr. Cameron served as Senior Vice President of the Utility Group, and Vice President of Marketing & Operations with Irby, a Sonepar Company. Earlier in his career, Mr. Cameron held various positions with Hubbell Power Systems, Thomas & Betts and ABB.

William C. Geary, II has served as our Executive Vice President and General Manager of the Communications & Security Solutions (CSS) strategic business unit since June 2020. Prior to the merger with Anixter in 2020, Mr. Geary served as Executive Vice President – Network & Security Solutions of Anixter International Inc. from July 2017 to June 2020 and Senior Vice President – Global Markets – Network & Security Solutions from January 2017 to June 2017. Previously, Mr. Geary held a variety of senior management roles at Accu-Tech Corporation, a wholly-owned subsidiary of Anixter.

Akash Khurana has served as our Executive Vice President and Chief Information and Digital Officer since joining the Company in November 2020. Before joining Wesco, Mr. Khurana served as Chief Information Officer and Chief Data Officer of Global information of McDermott International, Ltd. from March 2015 to November 2020. Previously, he served as Senior Director of Global Product Lines and Regional P&Ls at Baker Hughes and held a variety of leadership roles at GE Healthcare and Power & Water Divisions.

Diane E. Lazzaris has served as our Executive Vice President and General Counsel since June 2020 and also as Corporate Secretary from February 2021 to December 2023. From 2014 to June 2020 she served as Senior Vice President and General Counsel, and from 2010 to December 2013 she served as our Vice President, Legal Affairs. From 2008 to 2010, Ms. Lazzaris served as Senior Vice President – Legal, General Counsel and Corporate Secretary of Dick’s Sporting Goods, Inc. From 1994 to 2008, she held various corporate counsel positions at Alcoa Inc., including Group Counsel to a group of global businesses.

Wesco 2025 Proxy Statement	Executive Officers	31

Hemant Porwal has served as our Executive Vice President, Supply Chain and Operations division since June 2020, and from January 2015 to June 2020 as Vice President of Global Supply Chain and Operations. Before joining Wesco, Mr. Porwal served as Vice President at Sears Holding Corporation, leading their global procurement function since 2011, and at PepsiCo, Inc. where he held roles with increasing responsibility in Operations, Supply Chain, Procurement and Finance.

Nelson J. Squires III has served as our Executive Vice President and General Manager of the Electrical & Electronic Solutions (EES) strategic business unit since June 2020, and from October 2019 to June 2020 he served as our Senior Vice President and Chief Operating Officer. From January 2018 to September 2019 he served as Group Vice President and General Manager of Wesco Canada/International/WIS and as Group Vice President and General Manager of Wesco Canada from August 2015 to January 2018. From 2010 to July 2015, he was Vice President and General Manager, North America Merchant Gases and President, Air Products Canada of Air Products and Chemicals, Inc. He has also served in regional and general management positions, as Director of Investor Relations, and in various sales positions at Air Products. Earlier in his career, he was a Captain in the United States Army.

Christine A. Wolf has served as our Executive Vice President and Chief Human Resources Officer since June 2020, and from June 2018 to June 2020 as Senior Vice President and Chief Human Resources Officer. Before joining Wesco from 2011 to June 2018, Ms. Wolf served as the Chief Human Resources Officer of Orbital ATK, Inc. until its acquisition by Northrop Grumman. From 2008 to 2011, she served as the Chief Human Resources Officer of Fannie Mae and from 2004 to 2008 she served as Chief Human Resources Officer of E*Trade Financial Corporation. Prior to that, she held various positions in human resources with companies in a variety of industries.

Wesco 2025 Proxy Statement	Proposal 2 - Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers	32

Proposal 2 — Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers

This year, the Company is seeking that the stockholders approve the compensation of the Company’s named executive officers (commonly referred to as “say-on-pay”) as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the narrative description accompanying such disclosure. As approved by our stockholders at the Annual Meeting of Stockholders in 2024 regarding the frequency of the advisory vote, and consistent with the Board’s recommendation, we are submitting this proposal on an annual basis. This vote is advisory only, meaning it is non-binding on the Company; however, the Board and Compensation Committee will review and carefully consider the results when evaluating future compensation decisions.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS.

The Board endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including as described under the “Compensation Discussion and Analysis” section, as well as the accompanying compensation tables and the related narrative disclosure, in the Company’s 2025 Proxy Statement.

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	33

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the Company’s compensation philosophy, policies and arrangements for the 2024 year that are applicable to our Named Executive Officers (“NEOs”), who are listed below:

NEO
John J. Engel	Chairman, President, and Chief Executive Officer
David S. Schulz	Executive Vice President and Chief Financial Officer
William C. Geary, II	Executive Vice President and General Manager, Communications & Security Solutions (CSS)
Nelson J. Squires, III	Executive Vice President and General Manager, Electrical & Electronic Solutions (EES)
Akash Khurana	Executive Vice President and Chief Information and Digital Officer

Executive Summary

Key elements of our executive compensation program include the following:

Element	Description

Stockholder Support	We received the support of approximately 97% of stockholder votes in favor of our say-on-pay proposal in 2024. The overall structure of our compensation program, which was based on significant stockholder engagement, has remained consistent.

Straightforward Program	Our program is straightforward and comprises three elements: (1) Base Salary; (2) Short-Term Incentive Program (“STIP”); and (3) Long-Term Incentive Program (“LTIP”).

Pay for Performance	Our performance metrics are linked to our strategy and demonstrate our pay for performance philosophy that aligns compensation earned with performance outcomes.

Balanced Mix of Incentives	We have a balanced mix of short- and long-term incentives, using a blend of performance metrics.

Challenging Incentive Award Goals	We set challenging short- and long-term incentive award goals.

Reasonable Compensation Levels	Total compensation is reviewed annually against a range of market data from a custom peer group of companies with similar business characteristics to Wesco.

Limited Perquisites	We have limited use of perquisites.

No Tax Gross-Ups on Executive-Only Perquisites	We do not provide tax gross-ups on executive-only perquisites.

Independent Committee and Consultant	Our Compensation Committee is 100% independent and utilizes an independent compensation consultant.

Stock Ownership Guidelines	We have robust stock ownership guidelines for our executive officers.

No Hedging or Pledging	Our executive officers are prohibited from hedging or pledging our stock.

Clawback Policies	We have clawback policies that apply to financial restatements and events of misconduct, including a mandatory policy that complies with SEC rules and NYSE listing standards.

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	34

Pay for Performance

Our compensation program uses the following performance metrics:

Performance Metrics		Why It’s Included	How It’s Used

Short-Term Incentive Program (STIP)	Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”)

Encompasses sales growth (including organic sales growth), operating margin performance (including gross margin and cost management) and profitability, all of which are central to the Company’s strategy and the creation of long-term stockholder value.

Based on the annual operating plan reviewed and approved by the Board each December, these metrics are used for STIP targets in the following year.
Free Cash Flow

Relates directly to the Company’s operating performance, including the effective management of working capital, which is especially relevant for a supply chain services company. Strong free cash flow is important to our business and to our investors.

Long-Term Incentive Program (LTIP)	Net Income Growth	Linked to strategy to drive profitable revenue and earnings growth; encompasses sales growth, margin improvement and cost control.	These metrics are measured over a three-year period and represent an appropriate mix of a growth metric and a return metric, both of which are relevant to our business and strategy. We believe that the combination of earnings growth and effective asset management drives value for a supply chain services company.
Return on Net Assets (RONA) Growth

Important operating metric for a supply chain services company like us, since it focuses on improving profitability and the efficient use of operating assets (working capital, property, buildings and equipment) to create value for our stockholders.

2024 Highlights

Highlights for 2024 include:

•	Record free cash flow generation of more than $1 billion, representing more than 150% of adjusted net income

•	Portfolio strengthened through Wesco Integrated Supply divestiture and three services-based acquisitions

•	Executed a total of $425 million of stock repurchases, reduced net debt by $431 million and increased common stock dividend by 10%

•	Made substantial progress on our business transformation digital initiatives

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	35

Say-on-Pay

In addition to considering the needs of the business, the corporate governance landscape, the competitive marketplace and other trends, the Compensation Committee considers the results of the Say-on-Pay advisory vote in making compensation decisions for the following year. In 2024, the Company’s advisory vote on executive compensation received the approval of approximately 97% of the shares voted. We believe that this substantial majority of votes cast affirms shareholders’ recognition of our strong alignment of pay with performance.

Compensation Philosophy, Approach and Pay Elements

We have a straightforward and transparent compensation program that is linked to our strategy and the drivers of long-term stockholder value. It is based on our pay-for-performance methodology, and we use operating performance metrics that are important to our business. To be successful, we need to attract and retain executives and employees who are talented and motivated to grow long-term stockholder value.

There are three central elements to our executive total compensation:

(1)	base salary – cash-based;

(2)	short-term incentives – cash-based, and based on the annual operating plan approved by the Board; and

(3)

long-term incentives – stock-based, whose value depends on the increase in the Company’s stock price over the long term, thus further aligning the executive’s interests with stockholders’ interests. Vesting occurs over three years, which fosters retention, and in the case of performance shares, is linked to the achievement of growth and return metrics.

Structuring a balanced, fair and properly-crafted compensation program for our executive leaders is essential to promote our high-performance culture and contribute to our success. Our compensation philosophy begins with the recognition that our success depends on the talent of our people. To encourage high level performance of our leaders, we have constructed a compensation plan that rewards the behavior of our executives in pursuit of the following three broad philosophical tenets and goals:

•

Attract and retain an excellent management team. A high performing team is critical to our success as a company. Developing and strengthening our corporate relationships with our customers and suppliers over the long-term enables our business to grow profitably. Also important is the consistency of leadership in support of our corporate mission, executing our strategy, and sustaining our high-performance culture.

•

Enable Wesco to recruit strong leaders as we grow our business and expand our product, service, and solution offerings. We were able to recruit our NEOs because of our culture and compensation packages that aligned their performance with our strategy of creating value. Our approach in aligning our compensation plans to our strategy has been an important reason for our recruiting successes.

•

Reward our executives fairly and provide proper and balanced incentives for long-term value creation. We want to provide a level of annual base compensation that is fair. When our executives perform at a level of high achievement, we reward them with attractive but capped annual cash bonus awards. In years when performance measures are not met, they may receive little or no bonus. In terms of long-term incentives, we believe that the opportunity to participate in the growth in value of our share price links pay to performance. We provide equity incentives to align management’s interests with those of stockholders, and we maintain robust stock ownership guidelines to instill that mindset.

In setting compensation levels, we annually review a range of market data to ensure that our pay is appropriately positioned as compared to other similarly situated executives. The actual positioning of target compensation relative to the market varies based on each executive’s experience, skill set, performance and potential.

We assess the effectiveness of our compensation programs regularly and use the services of an independent compensation consultant, Meridian, which provides us with research information and data. Meridian serves as a resource to our Compensation Committee, providing information on new developments, best practices and trends in compensation. The Committee considers

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	36

information provided by Meridian, and then exercises its independent judgment to make plan design and compensation decisions. All of our Committee members are independent, as defined by applicable regulations.

Compensation Setting Process

Our Board has delegated to the Compensation Committee the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee is composed entirely of individuals who are independent Directors under the independence standards of the NYSE and SEC, including the enhanced independence requirements for compensation committee members. The Committee may also delegate certain matters to a subcommittee in its discretion. The performance of the management team is reviewed relative to performance measures, and compensation levels for our NEOs are reviewed and approved on an annual basis.

Our compensation setting process for NEOs consists of the following steps:

•	Supported by the independent compensation consultant, review competitive data and assess compensation program design;

•	Review external market data and confirm the reasonableness of total compensation levels as well as the reasonableness of each component of compensation when compared to peer companies;

•	Review the metrics and goals of the annual incentive plan as well as the performance share plan ensuring alignment with the Board-approved annual operating plan;

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	37

•	Assess the Company’s performance in relation to the Board-approved annual operating plan, competition and industry circumstances;

•	Assess individual performance, changes in duties and responsibilities, and strategic and operational accomplishments;

•	Make annual cash incentive award payments based on an evaluation of pre-established operating and financial performance factors;

•

Evaluate and determine annual and long-term incentive award opportunities for each NEO and make awards under our LTIP that reflect recent performance and an assessment of each NEO’s future impact on the long-term success of the Company;

•	Adjust base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including market data relative to our peer companies; and

•	Consider stockholder feedback on say-on-pay and compensation topics.

In addition, the Committee has sought the recommendation of the Chief Executive Officer regarding the other NEOs relative to compensation adjustments and individual performance objectives he believes would be appropriate to achieve the Company’s strategic and operational goals. The Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations.

Role of Compensation Consultants

To assist in the compensation setting process, the Committee engages Meridian, an independent executive compensation consultancy firm, to provide information and advice regarding compensation and benefit levels and incentive plan designs. Meridian is engaged by and reports directly to the Committee, which has the sole authority to hire or fire Meridian and to approve fee arrangements for work performed. The Committee has authorized Meridian to interact with management on behalf of the Committee as needed in connection with advising the Committee. The Committee has assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded that Meridian’s work for the Committee does not raise any conflict of interest.

In particular, the Committee retains Meridian to prepare compensation plan reviews, identify general trends and practices in executive compensation programs, provide information on new developments, including regulatory and legislative updates, related to compensation, assist in selecting the appropriate peer group, prepare a market analysis of target total compensation for the NEOs based on comparable and similarly-sized (by revenue) companies, and furnish its input regarding the compensation and incentives of the Chief Executive Officer and other executives.

The Committee’s Chairman meets with management and Meridian regularly throughout the course of the year. The Committee reports to the entire Board of Directors at every Board meeting on its activities, the research commissioned from our compensation consultant and on the Committee’s specific compensation deliberations and decisions that directly affect our executive leadership team.

Compensation Peer Group

As part of our compensation review process, the Committee annually assesses the competitiveness of the target pay opportunities for each of our NEOs against similarly situated executives from a custom peer group of companies. The peer group, reviewed and approved annually by the Committee, generally reflects:

•

distribution companies similar in size, but also companies from general industry (excluding companies that are demonstrably variant to Wesco – e.g., agriculture, financial services, healthcare, retail) to reflect the broader market for talent

•	companies with similar business and financial characteristics, including revenue size, margins, market capitalization and capital intensity

We chose a large number of similarly sized companies to ensure a proper sample size for comparison purposes and because we believe that they are representative of the companies against whom we compete to recruit and retain talent. This approach has proven successful, as many of the executive officers that we recently hired came from large corporations that were not direct competitors of ours and not in the distribution industry. Furthermore, it is not feasible or appropriate to construct a peer group of only distributor competitors, as many of our competitors are smaller and/or privately-held companies, in the case of local competitors, or larger non-U.S. based companies, in the case of global competitors. To adjust for a variation in size among our

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	38

Company and the companies in the peer group and to get comparable data for its analysis, Meridian uses regression analysis to adjust market values for differences in company size, based on annual revenues.

Our compensation peer group in 2024 comprises the following 26 companies:

2024 COMPENSATION PEER GROUP

AECOM	Eaton Corporation plc	Johnson Controls International plc	Trane Technologies plc

Arrow Electronics, Inc.	Flex Ltd.	Parker-Hannifin Corporation	United Natural Foods, Inc.

Avnet, Inc.	Fluor Corporation	Performance Food Group Company	United Rentals, Inc.

Builders FirstSource, Inc.	Genuine Parts Company	Quanta Services, Inc.	US Foods Holding Corp.

CDW Corporation	Henry Schein, Inc.	Stanley Black & Decker, Inc.	W.W. Grainger, Inc.

Corning Incorporated	Insight Enterprises, Inc.	TD SYNNEX Corporation

Cummins Inc.	Jabil Inc.	TE Connectivity Ltd.

The Committee reviews with Meridian the composition of our peer group annually to ensure that companies are relevant for comparative purposes. For 2024, based on a qualitative review of our peer group, the Committee added Parker-Hannifin Corporation to the peer group and removed CommScope Holding Company, Inc. and Univar Solutions Inc.

Elements of Compensation

Base Salaries

Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and appropriate given their positions, responsibilities and accomplishments with the Company. Salaries for NEOs are reviewed annually. The Committee reviews detailed individual salary history for the NEOs and compares their base salaries to salaries for comparable positions at companies within our peer group.

In 2024, the Committee performed its annual assessment of base salaries in February. The Committee reviewed compensation market data, based on analysis prepared by Meridian, using our compensation peer group.

NEO	Annual Base Salary Beginning of 2024	Annual Base Salary Effective April 1, 2024

John J. Engel	$1,324,800	$1,378,000

David S. Schulz	$ 755,000	$ 780,000

William C. Geary, II	$ 650,000	$ 670,000

Nelson J. Squires, III	$ 670,000	$ 670,000

Akash Khurana	$ 575,000	$ 600,000

In determining adjustments to base salaries, the Committee considers individual performance assessments based on a robust leadership and organizational review process, Company performance, changes in duties and responsibilities, comparable salary practices of companies within our peer group, prevailing economic conditions, the recommendation of Mr. Engel (in the case of the other NEOs), and any other factors the Committee deems relevant.

Short-Term Incentives

Our practice is to award cash incentive bonuses for achievement of performance measures linked to our strategy. Short-term incentives are designed to provide pay-for-performance compensation opportunities and are reviewed on an annual basis.

Each December, the Board reviews the Company’s annual operating plan, including performance measures. Targets for the coming year’s short-term incentives are consistent with the Board-approved annual operating plan, based on specified achievement levels. Additionally, the annual operating plan forms the basis of expectations that are provided to stockholders, in the form of sales and profitability expectations, as well as Free Cash Flow generation. Thus, management’s STIP is aligned with stockholder interests and expectations communicated to stockholders.

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	39

Annually, the Company’s performance criteria and financial and operational targets are reviewed and approved by the Committee for the upcoming year. For purposes of the 2024 annual incentive programs, the performance measures for our NEOs consist of the achievement of a combination of the following metrics: Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) and Free Cash Flow. For NEOs leading a Strategic Business Unit (“SBU”), including Messrs. Geary and Squires, the EBITDA component comprises both the EBITDA for the relevant SBU and for the Company on a consolidated basis. We believe that EBITDA is an appropriate performance measure because it relates directly to the Company’s or SBU’s sales growth (including organic sales growth), operating margin performance (including gross margin and cost management) and profitability. We believe that Free Cash Flow is an appropriate performance measure because it relates directly to the Company’s operating performance, including the management of working capital. We believe that the combination of earnings growth and effective asset management drives value for a distribution and supply chain solutions business. Under the Company’s annual incentive plan, the Committee may apply a performance modifier, based on the achievement of strategic initiatives, which may increase or decrease the calculated incentive amount under the plan by +/- 25%.

For 2024, the target incentive opportunity, and relative weight assigned to each performance measure for each of the NEOs, were as follows:

Performance Measure - Leaders with Corporate-Wide Responsibilities (Engel, Schulz, and Khurana)	Weighting	Percent Achievement	Payout Percent of Target Opportunity(1)

EBITDA	75%	< 70%	0%
		70% to 100%	25% up to 100%
		>100% to 120%	Over 100% to 200%

Free Cash Flow	25%	< 70%	0%
		70% to 100%	25% up to 100%
		>100% to 120%	Over 100% to 200%

Total (as a percent of Target Opportunity)	100%		0% to 200%

(1)	Amounts interpolated, as appropriate.

Performance Measure - SBU Leaders (Geary and Squires)	Weighting	Percent Achievement	Payout Percent of Target Opportunity(1)

EBITDA for SBU	65%	< 70%	0%
		70% to 100%	25% up to 100%
		>100% to 120%	Over 100% to 200%

EBITDA	10%	< 70%	0%
		70% to 100%	25% up to 100%
		>100% to 120%	Over 100% to 200%

Free Cash Flow	25%	< 70%	0%
		70% to 100%	25% up to 100%
		>100% to 120%	Over 100% to 200%

Total (as a percent of Target Opportunity)	100%		0% to 200%

(1)	Amounts interpolated, as appropriate.

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	40

For 2024, the performance goals (at threshold, target and maximum levels) and the actual achievement of each of the financial components are included in the chart below:

Performance Measure (Engel, Schulz, and Khurana)	Threshold	Target	Maximum	Actual Results

EBITDA	$1,206,800	$1,724,000	$2,068,700	$1,466,100	(1)

Payment as % of Target	25%	100%	200%	62.5%

Free Cash Flow	$490,000	$700,000	$840,000	$1,045,200	(2)

Payment as % of Target	25%	100%	200%	200.0%

Performance Measure (Geary)	Threshold	Target	Maximum	Actual Results

EBITDA for SBU	$559,400	$799,200	$959,000	$614,500	(1)

Payment as % of Target	25%	100%	200%	42.5%

EBITDA	$1,206,800	$1,724,000	$2,068,700	$1,466,100	(1)

Payment as % of Target	25%	100%	200%	62.5%

Free Cash Flow	$490,000	$700,000	$840,000	$1,045,200	(2)

Payment as % of Target	25%	100%	200%	200.0%

Performance Measure (Squires)	Threshold	Target	Maximum	Actual Results

EBITDA for SBU	$552,800	$789,700	$947,600	$713,100	(1)

Payment as % of Target	25%	100%	200%	75.0%

EBITDA	$1,206,800	$1,724,000	$2,068,700	$1,466,100	(1)

Payment as % of Target	25%	100%	200%	62.5%

Free Cash Flow	$490,000	$700,000	$840,000	$1,045,200	(2)

Payment as % of Target	25%	100%	200%	200.0%

(1)

EBITDA is adjusted earnings before income taxes, interest, preferred stock dividends and depreciation and amortization, as shown on page 30 of the Company’s Form 10-K filed with the SEC on February 14, 2025 (the “Form 10-K”), in thousands of millions, as follows: (1) the Company’s adjusted EBITDA of $1,509.1 less $28.9 of stock-based compensation expense and $14.1 for cloud computing arrangement amortization; (2) CSS’ adjusted EBITDA of $621.1 less $6.6 of stock-based compensation expense; and (3) EES’ adjusted EBITDA of $717.5 less $4.4 of stock-based compensation expense.

(2)	Free Cash Flow is cash flow provided by operations, less capital expenditures, plus digital transformation and restructuring costs.

With respect to the NEOs other than himself, the Chief Executive Officer makes recommendations to the Committee for the Committee’s consideration. The Committee’s review of the Chief Executive Officer’s bonus is conducted with only independent Directors present, with the assistance of Meridian.

For 2024, the CEO recommended applying a 25% reduction to the overall annual cash-incentive payouts for all of the executive officers, including himself, to better align with the payouts received by the broader management population based on results of other key performance measures, and the Committee agreed to reduce the executive officers’ overall payouts by 25%.

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	41

Each NEO’s 2024 Short-Term Incentive was calculated as follows based on the performance metrics and actual achievement levels described above:

NEO	2024 Salary	Target Incentive %	Target Incentive $	Component	Component Weighting	Results	Payout

Engel	$1,364,700	150%	$2,047,050	EBITDA	75%	Below target EBITDA (62.5%)	$959,555

				Free Cash Flow	25%	Above target Free Cash Flow (200%)	$1,023,525

						Sub-Total	$1,983,080

						Payout after Reduction (1)	$1,487,310

Schulz	$773,750	100%	$773,750	EBITDA	75%	Below target EBITDA (62.5%)	$362,695

				Free Cash Flow	25%	Above target Free Cash Flow (200%)	$386,875

						Sub-Total	$749,570

						Payout after Reduction (1)	$562,178

Geary	$665,000	90%	$598,500	EBITDA for SBU	65%	Below target EBITDA for SBU (42.5%)	$165,336

				EBITDA	10%	Below target EBITDA (62.5%)	$37,406

				Free Cash Flow	25%	Above target Free Cash Flow (200%)	$299,250

						Sub-Total	$501,992

						Payout after Reduction (1)	$376,494

Squires	$670,000	90%	$603,000	EBITDA for SBU	65%	Below target EBITDA for SBU (75%)	$293,963

				EBITDA	10%	Below target EBITDA (62.5%)	$37,687

				Free Cash Flow	25%	Above target Free Cash Flow (200%)	$301,500

						Sub-Total	$633,150

						Payout after Reduction (1)	$474,863

Khurana	$593,750	85%	$504,688	EBITDA	75%	Below target EBITDA (62.5%)	$236,572

				Free Cash Flow	25%	Above target Free Cash Flow (200%)	$252,344

						Sub-Total	$488,916

						Payout after Reduction (1)	$366,687
(1)	As described above, reflects a 25% reduction applied to the overall STIP payouts for all of the executive officers, including the CEO, in accordance with the CEO’s recommendations to the Committee.
Long-Term Incentives
The purpose of long-term incentives is to carefully align compensation with stockholder value creation, and thus long-term incentives comprise the centerpiece of executive compensation and a significant majority of our NEOs total compensation opportunity.
Structure of Long-Term Incentives
We structure our Long-Term Incentives (“LTI”) for our NEOs as follows:

Long-Term Incentives	Weighting

Performance Shares	50%

Stock Options	25%

Restricted Stock Units	25%
Timing of LTI Grants
Our practice has been to grant LTI equity awards on a predetermined schedule. As part of our annual performance and compensation review process, the Committee reviews and approves annual equity awards (inclusive of Stock Options, Restricted Stock Units and Performance Share Units) at the first quarterly meeting of each fiscal year, which occurs after the announcement

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	42

of our annual results. Beginning in 2024, the grant date for annual equity awards has been established as March 1 of each year, which typically follows the filing of our Annual Report on Form
10-K
by a week or more. The intention of this timing was to choose a consistent date that would be at least a week removed from the announcement of annual results and filing of the
Form 10-K.
In addition to the annual grants, equity awards may be granted at other times during the year to new hires, employees receiving promotions, and in other special circumstances. The Committee does not take material nonpublic information into account when determining the timing and terms of equity awards, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
For stock option awards, the exercise price is the closing sale price of our common stock on the NYSE on the date of the grant. If the grant date falls on a non-trading
day, the exercise price is the closing price of our common stock on the NYSE on the last trading day preceding the date of grant.
As required by Item 402(x) of Regulation
S-K
under the Securities Exchange Act of 1934, we are providing the following information about the stock options granted to our NEOs on March 1, 2024, which is within four business days before our filing of a Form
8-K
on March 5, 2024, disclosing information to be presented by our executives to investors at the Raymond James Institutional Investors Conference:

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/Sh)	Grant Date Fair Value of the Award ($)
Percentage Change in the Closing
Market Price of the Securities
Underlying the Award Between
the Trading Day Ending
Immediately Prior to the
Disclosure of Material Nonpublic
Information and the Trading Day
Beginning Immediately Following
the Disclosure of Material
Nonpublic Information

Engel	3/1/2024	29,146	$152.07	$2,099,969	2.7%

Schulz	3/1/2024	7,564	$152.07	$ 544,986	2.7%

Geary	3/1/2024	5,205	$152.07	$ 375,020	2.7%

Squires	3/1/2024	5,205	$152.07	$ 375,020	2.7%

Khurana	3/1/2024	4,164	$152.07	$ 300,016	2.7%
Performance Shares
Our performance shares (“PSUs”) are designed to reward our NEOs for drivers of long-term value that are tied to our strategy and increased stockholder value over the long-term. We use three-year performance periods for each grant, and performance shares for the three-year period 2022-2024 were based on two equally weighted performance metrics: (1) Net Income Growth; and (2) Return on Net Assets (“RONA”) Growth.
Net Income Growth measures the three-year average growth rate of our net income, excluding specific items that are not indicative of ongoing results. We believe that Net Income Growth is related directly to our strategy to drive profitable revenue and earnings growth. This performance metric encompasses sales growth, margin improvement and cost control, which are important operational aspects of our business and strategy. RONA Growth measures the three-year cumulative return on net assets growth versus the base year. We believe that RONA Growth is an appropriate and important measure of performance for a distributor like us, since it focuses on improving profitability and the efficient use of operating assets (working capital, property, buildings and equipment) to create value for our stockholders. We believe that the combination of earnings growth and effective asset management drives value for a distribution and supply chain solutions business.
Performance share awards vest in the form of a number of shares of the Company’s Common Stock. The number of performance shares actually earned, if any, depends on the attainment of certain levels (threshold, target, maximum) of the performance measures and may range from one-half
the target amount of performance shares (at the threshold performance level) up to two times the target amount of performance shares (at the maximum performance level). In the event of a change in control, the performance shares vest at the target level.

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	43

The threshold, target and maximum performance goals for the performance shares awarded in 2022 for the three-year performance period ended December 31, 2024 (the “2022 Performance Shares”) and the actual achievement and payout levels are as shown below:

Performance Measure	Threshold	Target	Maximum	Actual Payout

Net Income Growth (3-year average growth rate)	0%	5%	10%+	13.2%

Payment as % of Target	0.5 x	1.0 x	2.0 x	2.0 x

RONA Growth (3-year cumulative RONA versus the base year, in basis points (bps))	0 bps	50 bps	100+ bps	-175 bps

Payment as % of Target	0.5 x	1.0 x	2.0 x	0.0 x

Based on the actual results and performance goals above, the shares earned by the NEOs are calculated as follows:

NEO	2022 Performance Shares at Target(1)	Component	Component Weighting	Results	Payout

Engel	29,217	Net Income Growth	50%	Above target (200%)	29,217

		RONA Growth	50%	Below threshold (0%)	-

				Total	29,217

Schulz	7,721	Net Income Growth	50%	Above target (200%)	7,721

		RONA Growth	50%	Below threshold (0%)	-

				Total	7,721

Geary	5,217	Net Income Growth	50%	Above target (200%)	5,217

		RONA Growth	50%	Below threshold (0%)	-

				Total	5,217

Squires	5,217	Net Income Growth	50%	Above target (200%)	5,217

		RONA Growth	50%	Below threshold (0%)	-

				Total	5,217

Khurana	4,173	Net Income Growth	50%	Above target (200%)	4,173

		RONA Growth	50%	Below threshold (0%)	-

				Total	4,173

(1)	Includes dividend equivalents accrued on performance shares.

In accordance with the Company’s pay-for-performance philosophy, the realized pay was based on the achievement of the performance metrics, which were above the maximum level for Net Income Growth and below the threshold for RONA Growth. Each year the Committee reviews the performance targets and metrics for the upcoming grant.

Stock Options and Stock Appreciation Rights

We use Stock Options (and prior to 2022, used Stock Appreciation Rights (SARs)) to both motivate and align management’s incentives with long-term stockholder value. We believe that management should have a substantial stake in the success of the Company and that enduring stock price growth reflects the effectiveness of management in executing a long-term strategic plan, not just the passage of time. Our Stock Options and SARs settle in Company Common Stock upon exercise, and they vest ratably over three years. In 2022, we started to grant stock-settled Options instead of SARs because substantively the instruments function in similar ways (i.e., a gain is settled in shares of stock) and the usage of Stock Options is more prevalent in the marketplace and participants are more familiar with them.

We have historically scheduled the grant of annual options during the week in February when our Compensation Committee and the full Board of Directors meet and after our announcement of our annual results. Beginning in 2024, annual option awards are granted on March 1, which typically follows the filing of our Annual Report on Form 10-K by a week or more. The intention of this timing was to choose a consistent date that would be at least a week removed from the announcement of annual results and filing of the Company’s Annual Report on Form 10-K.

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	44

Restricted Stock Units

Fundamentally, Restricted Stock Units (“RSUs”) are meant to balance the need for long-term retention of key executive talent while aligning realizable value with changes in stockholder wealth. RSUs are common in the marketplace and therefore are an important component of a competitive compensation opportunity. It is, however, intentionally only a modest portion of our NEOs’ total long-term incentive compensation. Our RSUs vest ratably over a three-year period.

The performance shares, Stock Options and RSU grants to our NEOs in 2024 were as follows:

NEO	Performance Share Opportunity (reflects number of shares that could be earned at target)(1)	Stock Option Awards(2)	RSU Awards(3)

Engel	27,619	29,146	13,809

Schulz	7,168	7,564	3,584

Geary	4,932	5,205	2,466

Squires	4,932	5,205	2,466

Khurana	3,946	4,164	18,048

(1)	Performance shares are subject to a three-year performance period from January 1, 2024 to December 31, 2026.
(2)	The Stock Option awards vest ratably over three years and have an expiration date of March 1, 2034.
(3)

The RSU awards vest in 1/3 increments on March 1, 2025, March 1, 2026 and March 1, 2027, with the exception of 16,075 RSU awards granted to Mr. Khurana, which will cliff vest on May 23, 2028, four years after the grant date. Mr. Khurana is leading the technology design and development for the Company’s digital transformation. Given the significant investment in this initiative and the criticality of Mr. Khurana’s continued leadership of the project through completion, a retention award of approximately 2.5x his annual award was granted by the Committee to secure his services through the four-year vesting period.

With respect to the NEOs other than himself, the Chief Executive Officer makes grant recommendations based on each individual executive’s expected long-term contributions to the value creation of the Company and consideration of market data. The Chief Executive Officer’s recommendations and Meridian’s analysis are considered in making grant determinations. With respect to the Chief Executive Officer, the Committee determines (without the input of the Chief Executive Officer) the amount of his grant.

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	45

Insider Trading Policy; No Hedging or Pledging
We have adopted an Insider Trading Policy and related procedures governing the purchase, sale, or other dispositions of our securities by our directors, officers and employees, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards.
Our Insider Trading Policy prohibits our Directors and NEOs from engaging in hedging transactions involving Company securities and from pledging Company securities as collateral for loans.
Retirement Savings
We maintain a 401(k) retirement savings plan for eligible employees, which provides employer matching contributions
equal to 100% of a participant’s eligible elective deferrals up to 3% of the participant’s eligible compensation and 50% of the next 4% of eligible compensation.
We also maintain an unfunded nonqualified deferred compensation plan for a select group of qualifying management or highly compensated employees, including the NEOs. Participants may defer a portion of their salary. Eligible participants receive a Company contribution (“Restorative Contribution”) equal to the matching contribution that the participant would have received under the 401(k) plan if not for applicable IRS annual limits less the Company match actually paid under the 401(k) plan. Earnings are credited to employees’ accounts based on their deemed investment selections from offered investment funds. Subject to certain exceptions, benefits payable under the Deferred Compensation Plan to any participant deemed to be a key employee will not commence until at least six months after the key employee’s separation from employment notwithstanding any provision of the Deferred Compensation Plan or benefit election to the contrary. See the “Nonqualified Deferred Compensation” table on page 55 for more information regarding the NEOs’ benefits under the Deferred Compensation Plan. Wesco does not have a defined benefit or supplemental retirement plan or any plans providing for post-retirement health benefits for our NEOs.
Health and Welfare Benefits
We provide health benefits to full-time employees, including the NEOs, who meet the eligibility requirements. Employees pay a portion of the cost of healthcare on an increasing scale correlated to higher annual incomes. Accordingly, the NEOs’ percentage share of the cost of benefit coverage under our plan is higher than other employees. Our health and welfare benefits are evaluated periodically by external benefits consultants to assess plan performance and costs. As a risk management measure, we also offer executive physicals involving diagnostic testing.
Perquisites
During 2024, the Company provided a limited number of perquisites to the NEOs.
This
included the payment of certain travel costs for spouses to accompany the NEOs to off-site,
business-related meetings for which it was appropriate for a spouse to attend. The Company does not provide tax gross-ups
on executive-only perquisites. See the “All Other Compensation” table on page 51 for more information regarding the perquisites given to our NEOs.
Clawback Provisions
We have adopted “clawback” policies to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of cash and equity incentive compensation in the event of misconduct by an executive officer or former executive officer. On October 26, 2022, the SEC adopted final rules to implement the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which direct the national securities exchanges (including the NYSE) to establish listing standards requiring each issuer to develop and implement a policy providing for the recovery, in the event of an accounting restatement, of incentive-based compensation received by current or former executive officers where the compensation was based on erroneously reported financial information. Following NYSE’s adoption of updated listing standards as required by the final rules, our Board adopted a compensation clawback policy, effective October 2, 2023, that complies with these SEC rules and NYSE listing standards.

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	46

Robust Stock Ownership Guidelines and Holding Periods for Executive Officers

Our Board has adopted robust stock ownership guidelines for certain executive officers. For the NEOs, the ownership guidelines are as follows:

NEO	Ownership Requirement as a Multiple of Base Salary

Engel	5x

Schulz	3x

Geary	2x

Squires	2x

Khurana	2x

These officers are expected to acquire their initial ownership positions within five years of their appointment and to hold those ownership positions during their service as executives of the Company. Until the stock ownership guidelines are met, an officer must hold a minimum of 50% of the pre-tax value realized at the exercise or vesting of equity awards. For purposes of these guidelines, ownership includes: stock owned directly; indirect beneficial ownership of stock; vested Options and SARs to the extent they are in the money; and unvested RSUs. It does not include Performance Shares unless and until they vest and are converted to stock. The Board reviews compliance with these guidelines annually, and all of our NEOs have acquired equity in accordance with the guidelines. Our CEO’s ownership level is approximately 96x base salary, well in excess of his 5x requirement.

In addition, the Company has stock ownership guidelines for other officers and members of management who are not NEOs. In total, approximately 126 individuals were subject to stock ownership guidelines as of March 27, 2025.

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	47

Chief Executive Officer Compensation

Mr. Engel’s compensation is higher than the compensation of other NEOs due to the broad scope of his responsibilities as Chief Executive Officer, including executive leadership in the development, articulation and promotion of the Company’s mission, vision and values, the development and execution of the Company’s long-term strategy and annual operating and financial plans, the development and motivation of the senior management team, ensuring the recruitment, training and development of the required human resources to meet the needs of the Company, and overall service as the principal spokesperson for the Company in communicating with stockholders, employees, customers, suppliers, and our Board and Board Committees. As described previously, the Committee engages Meridian to prepare an annual market analysis of target total compensation (the total of salary, target annual cash incentive and long-term incentives) compared to a peer group, and it reviews a range of market data for target total compensation versus similarly situated roles within the peer group. When setting Mr. Engel’s pay, the Committee also considers other factors including Company and individual performance, economic conditions, overall duties and responsibilities, internal equity and tenure of the incumbent.

Employment, Severance, Change in Control or Other Arrangements

As disclosed previously, Mr. Engel has a 2009 employment agreement that provides for, among other things, a base salary amount and a target bonus of not less than 100% of base salary, as may be adjusted by the Committee. Mr. Engel also receives long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee. In the event that prior to a change in control Mr. Engel’s employment is terminated by the Company without cause or by Mr. Engel for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Engel will instead be entitled to receive (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months. As disclosed previously, other than the pre-existing employment agreement with Mr. Engel, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements. See “Potential Payments Upon Termination” on page 56 for additional information. The 2009 employment agreement had an initial term of three years and thereafter is subject to one-year automatic extensions. Mr. Engel is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

On June 22, 2020, in conjunction with the closing date of the acquisition of Anixter, the Company entered into new employment letter agreements with each of Messrs. Schulz and Squires. Each letter agreement superseded and replaced the applicable officer’s prior employment letter agreement with the Company. Effective on June 22, 2020, in conjunction with the closing date of the acquisition of Anixter, Mr. Geary joined the Company pursuant to the terms of a new employment letter agreement, dated May 28, 2020, between the Company and Mr. Geary. Mr. Engel’s 2009 employment agreement was not modified and remains in effect. The Company entered into an employment letter agreement with Mr. Khurana, dated October 20, 2020, upon his joining the Company.

The letter agreement with Mr. Schulz provides for a base salary, a target annual bonus opportunity of 100% of base salary with a payout opportunity of 0-200% of base salary, and an annual equity award opportunity that is subject to approval by the Compensation Committee.

The letter agreements with each of Messrs. Geary, Squires and Khurana provide for base salaries, target annual bonus opportunities as a percentage of base salaries with variable payout opportunities, and annual equity award opportunities that are subject to approval by the Compensation Committee. Currently, Messrs. Geary and Squires have a target bonus opportunity of 90% of base salary with a payout opportunity of 0-180% of base salary, and Mr. Khurana has a target annual bonus opportunity of 85% of base salary with a payout opportunity of 0-170% of base salary.

The letter agreements with Messrs. Schulz, Geary, Squires and Khurana also include a severance provision entitling the applicable officer to receive the following severance benefits upon the termination of the officer’s employment by the Company

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	48

without cause or by the officer for good reason, subject to the officer’s execution and non-revocation of a general release of claims against the Company: (i) cash severance equal to 12 months of base salary; (ii) a prorated target bonus for the year of termination; and (iii) continued medical, dental and vision benefits for one year following termination of employment subject to continued payment of the applicable premiums at active employee rates.

Pursuant to each letter agreement, the applicable officer is subject to noncompetition and employee and customer non-solicitation restrictions applicable during employment and for one year thereafter and perpetual confidentiality and non-disparagement covenants.

Change in Control Severance Plan

Effective as of June 22, 2020, the Board adopted the WESCO International, Inc. Change in Control Severance Plan (the “CIC Plan”), which will provide severance benefits under certain circumstances to CIC Plan participants selected by the Compensation Committee of the Board. Messrs. Schulz, Geary, Squires and Khurana, as well as other executive officers of the Company, have been selected to participate in the CIC Plan. Mr. Engel does not participate in the CIC Plan, as his benefits are specified in his pre-existing 2009 employment agreement, which was not modified and remains in effect.

Under the CIC Plan, if a participant’s employment is terminated by Company other than for cause or by the participant for good reason, in each case on or within two years following a change in control of the Company, the Company will pay or provide to the participant a cash severance payment equal to the sum of: (i) a prorated target bonus for the year of termination; (ii) an amount equal to a multiple (2x for each participant selected to participate on or after June 22, 2020) of the participant’s base salary plus the participant’s target bonus; (iii) an amount equal to a multiple (2x for each participant selected to participate on or after June 22, 2020) of the employer portion of the annual cost of continued coverage under the Company’s healthcare benefit plans (including medical, prescription, dental and vision coverage); and (iv) an amount that may be used for outplacement services ($25,000 for each participant selected to participate on or after June 22, 2020). This severance payment will be provided in lieu of any severance benefits to which the participant is otherwise entitled under any other arrangement with the Company.

As a condition to receipt of the severance benefits, the CIC Plan requires that each participant execute and not revoke a general release of claims against the Company and agree to comply with one-year post-termination noncompetition and employee and customer non-solicitation covenants and perpetual confidentiality and non-disparagement covenants.

If any payments or benefits would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then the severance payment under the CIC Plan will be reduced to the extent required so that the participant would not be subject to the excise tax if such a reduction would put the participant in a more favorable after-tax position than if the participant were to pay the excise tax.

The Company’s stockholders approved a 2021 Omnibus Incentive Plan in May 2021 that replaced the prior 1999 Long-Term Incentive Plan, as amended and restated effective May 31, 2017. Under the terms of these plans or related award agreements, SAR and RSU awards would vest upon consummation of a change in control transaction, and our performance share award agreements provide that performance share awards would vest at the target level upon consummation of a change in control transaction. The payments to the NEOs upon consummation of a change in control transaction for accelerated vesting of equity awards are set forth in the tables on pages 56 and 59.

The Company has entered into indemnification agreements with the NEOs, in the form as set forth on an exhibit to the Company’s Annual Report on Form 10-K filed on February 22, 2016, providing for: indemnification for indemnifiable claims and losses; advancement of expenses; and D&O liability insurance.

Compensation Practices and Risk

On an annual basis, the Committee reviews the potential for risk regarding our compensation program design, including incentive compensation. The Committee has reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. Short-term incentive award payouts to the NEOs are subject to review and approval of the Committee, and the Committee also reviews with the independent members of the Board the CEO’s incentive award. In addition, incentive award payouts are capped at 2x target. The Committee has the

Wesco 2025 Proxy Statement	Compensation Discussion and Analysis	49

discretionary authority to reduce or eliminate any incentive payouts. As previously noted above, the Company also maintains stock ownership guidelines and has clawback policies that apply to incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer. This includes a mandatory clawback policy that complies with SEC rules and NYSE listing standards.

CEO and Senior Management Succession Planning

Management succession planning and talent development are reviewed by the Board annually as part of its leadership and organizational review process. The Board reviews and discusses with management succession plans for the NEOs and other senior management positions across the Company, and the Board also evaluates succession plans in the context of overall Company strategy. Senior management is visible to Board members through formal presentations and informal events to allow Directors to personally assess candidates. The Board also establishes steps to address emergency CEO succession planning in extraordinary circumstances. The emergency CEO succession planning is intended to help the Company respond in the event of an unexpected emergency and reduce potential disruption or loss of continuity to the Company’s business and operations.

Deductibility of Executive Compensation

We consider the anticipated accounting and tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs, but the Company reserves the right to pay compensation that is not tax deductible and a portion of the executive officers’ compensation paid in 2024 was not tax deductible. Code Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation, including performance-based compensation, paid to “covered employees”. Under Code Section 162(m) as currently in effect, the definition of covered employees generally includes a) the Company’s principal executive officer (“PEO”) and principal financial officer (“PFO”), whether serving in that capacity at the end of the tax year or not, b) the three highest compensated officers for the taxable year other than the PEO and PFO even if the officer’s compensation is not required to be reported under the Exchange Act, and c) any individual who was a covered employee of the Company at any time after December 31, 2016. Thus, the definition of covered employees includes, but is not limited to, the Company’s NEOs. Notwithstanding the limitation on the tax deductibility of performance-based compensation, we generally will continue to emphasize the use of performance-based compensation, including annual incentive payments, compensatory stock options, stock appreciation rights, RSUs, and performance share awards. We expect to continue to authorize compensation in excess of $1 million to covered employees, which will not be deductible under Section 162(m), when we believe doing so is in the best interests of the Company and our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement, and in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

Respectfully Submitted:

THE COMPENSATION COMMITTEE

Matthew J. Espe, Chair

Bobby J. Griffin

Sundaram Nagarajan

Steven A. Raymund

James L. Singleton

Wesco 2025 Proxy Statement	Compensation Tables	50

Compensation Tables

Summary Compensation Table

Name and Principal Position		Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

John J. Engel Chairman, President and CEO	2024	$1,338,200	$6,299,956	$2,099,969	$ 1,487,310	$ 232,828	$11,458,263
	2023	$1,313,600	$5,850,079	$1,950,003	$ 997,515	$ 220,465	$10,331,662
	2022	$1,255,000	$5,249,992	$1,749,980	$ 2,823,750	$ 83,557	$11,162,279

David S. Schulz EVP and CFO	2024	$758,750	$1,635,057	$544,986	$ 562,178	$ 92,429	$3,593,400
	2023	$747,500	$1,500,007	$499,987	$ 378,422	$ 84,337	$3,210,253
	2022	$715,500	$1,387,431	$462,489	$ 1,073,250	$ 68,431	$3,707,101

William C. Geary, II EVP and GM, CSS	2024	$664,615	$1,125,014	$375,020	$ 376,494	$ 79,144	$2,620,287
	2023	$643,269	$1,031,244	$343,755	$ 309,604	$ 61,474	$2,389,346
	2022	$611,731	$937,529	$312,525	$ 567,572	$ 18,210	$2,447,567

Nelson J. Squires, III EVP and GM, EES	2024	$657,115	$1,125,014	$375,020	$ 474,863	$ 144,731	$2,776,743
	2023	$665,000	$1,031,244	$343,755	$ 218,827	$ 667,054	$2,925,880
	2022	$644,250	$937,529	$312,525	$ 771,892	$ 319,598	$2,985,794

Akash Khurana EVP and Chief Information and Digital Officer	2024	$582,211	$3,900,019	$300,016	$ 366,687	$ 49,104	$5,198,037
	2023	$568,750	$824,892	$275,004	$ 244,740	$ 49,597	$1,962,983
	2022	$531,250	$2,249,997	$249,997	$ 677,344	$ 31,535	$3,740,123

(1)

Represents aggregate grant date fair value of RSUs and performance share awards in accordance with FASB ASC Topic 718, which, with respect to performance shares, is the value based on the target level of achievement (determined to be the probable outcome of the performance conditions at the time of grant). In the event the maximum performance conditions are met, the maximum value of the performance shares would be: for Mr. Engel $8,400,042; Mr. Schulz $2,180,076; Mr. Geary $1,500,018; Mr. Squires $ 1,500,018 and Mr. Khurana $1,200,136. RSUs are subject to time-based vesting criteria and performance shares are subject to achievement of certain performance targets over a three-year performance period. The assumptions used in calculating these amounts are set forth on pages 80 to 82 of our notes to consolidated financial statements for the year ended December 31, 2024 in our Annual Report on Form 10-K.

(2)

Represents the grant date fair value of Stock Option awards computed in accordance with FASB ASC Topic 718. These equity awards are subject to time-based vesting criteria over a three-year period. The assumptions used in calculating these amounts are set forth on pages 80 to 82 of our notes to consolidated financial statements for the year ended December 31, 2024 in our Annual Report on Form 10-K. All the equity awards to the NEOs in March 2024 were granted under the WESCO International, Inc. 2021 Omnibus Incentive Plan.

(3)	Represents annual cash incentive bonus amounts earned for each fiscal year in accordance with SEC rules but approved and paid in the following year.
(4)	See the “All Other Compensation” table below for additional information.

Wesco 2025 Proxy Statement	Compensation Tables	51

All Other Compensation

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

NEO	Year	Other Benefits(1)	Tax Equalization Benefit(2)	Company Matching Contribution to 401(k) Plan	Company Matching Contribution to Deferred Compensation Plan	Fractional Dividend Equivalents on Fully Vested Stock Awards(3)	Total

Engel	2024	$ 32,961	—	$ 13,172	$ 186,427	$ 268	$ 232,828

Schulz	2024	$ 11,127	—	$ 15,813	$ 65,434	$ 55	$ 92,429

Geary	2024	$ 18,091	—	$ 16,881	$ 44,042	$ 130	$ 79,144

Squires	2024	$ 14,782	$ 69,989	$ 14,121	$ 45,696	$ 143	$ 144,731

Khurana	2024	$ 250	—	$ 10,527	$ 38,152	$ 175	$ 49,104

(1)

This column reports the total amount of other benefits provided, none of which exceeded $10,000 unless otherwise noted. The amount shown for Mr. Engel includes club dues of $22,865 and the incremental cost of business-related spousal travel. The amounts shown for Messrs. Schulz, Geary and Squires include the incremental cost of business-related spousal travel.

(2)

Before Mr. Squires was promoted and became an NEO, he was the leader of the Company’s Canadian business. While living in Canada, he was eligible for our standard expatriate assignment program, which includes a tax equalization benefit for employees on assignment outside of their home country. The amount relates to taxation of equity compensation relevant to the period when he resided in Canada. Tax payments made in Canadian dollars were converted to U.S. dollars based on the then prevailing Canadian dollar/U.S. dollar exchange rate on the date of payment, which was approximately 0.70.

(3)	Represents the payment in case of fractional dividend equivalents remaining after the last vesting RSUs and the vesting of PSUs.

Wesco 2025 Proxy Statement	Compensation Tables	52

Grants of Plan-Based Awards

The following table summarizes the grants of equity and non-equity plan-based awards made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2024. The equity awards were granted under the Company’s 2021 Omnibus Incentive Plan.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Approval Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Engel			Short-Term Incentive	$127,941	$2,047,050	$4,094,100	—	—	—	—	—	—	—
	3/1/2024	2/15/2024	Performance Share Units	—	—	—	6,905	27,619	55,238	—	—	—	$4,200,021
	3/1/2024	2/15/2024	Restricted Stock Units	—	—	—	—	—	—	13,809	—	—	$2,099,935
	3/1/2024	2/15/2024	Stock Options	—	—	—	—	—	—	—	29,146	$152.07	$2,099,969

Schulz			Short-Term Incentive	$48,359	$773,750	$1,547,500	—	—	—	—	—	—	—
	3/1/2024	2/15/2024	Performance Share Units	—	—	—	1,792	7,168	14,336	—	—	—	$1,090,038
	3/1/2024	2/15/2024	Restricted Stock Units	—	—	—	—	—	—	3,584	—	—	$545,019
	3/1/2024	2/15/2024	Stock Options	—	—	—	—	—	—	—	7,564	$152.07	$544,986

Geary			Short-Term Incentive	$14,963	$598,500	$1,197,000	—	—	—	—	—	—	—
	3/1/2024	2/15/2024	Performance Share Units	—	—	—	1,233	4,932	9,864	—	—	—	$750,009
	3/1/2024	2/15/2024	Restricted Stock Units	—	—	—	—	—	—	2,466	—	—	$375,005
	3/1/2024	2/15/2024	Stock Options	—	—	—	—	—	—	—	5,205	$152.07	$375,020

Squires			Short-Term Incentive	$15,075	$603,000	$1,206,000	—	—	—	—	—	—	—
	3/1/2024	2/15/2024	Performance Share Units	—	—		1,233	4,932	9,864	—	—	—	$750,009
	3/1/2024	2/15/2024	Restricted Stock Units	—	—	—	—	—	—	2,466	—	—	$375,005
	3/1/2024	2/15/2024	Stock Options	—	—	—	—	—	—	—	5,205	$152.07	$375,020

Khurana			Short-Term Incentive	$31,543	$504,688	$1,009,376	—	—	—	—	—	—	—
	3/1/2024	2/15/2024	Performance Share Units	—	—	—	987	3,946	7,892	—	—	—	$600,068
	3/1/2024	2/15/2024	Restricted Stock Units	—	—	—	—	—	—	1,973	—	—	$300,034
	5/23/2024	5/23/2024	Restricted Stock Units	—	—	—	—	—	—	16,075	—	—	$2,999,917
	3/1/2024	2/15/2024	Stock Options	—	—	—	—	—	—	—	4,164	$152.07	$300,016

(1)

The amounts represent the potential cash payment for the annual short-term incentive program for the fiscal year ending December 31, 2024 at “threshold”, “target”, and “maximum” levels of performance. Amounts actually received by the named executive officers under the short-term incentive program for 2024 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 50. For further information about the short-term incentive program, please see the related discussion beginning on page 38.

(2)

The columns in this section show the number of shares of common stock that may be earned at “threshold”, “target”, and “maximum” levels of performance over a three fiscal-year performance period commencing on January 1, 2024 and ending on December 31, 2026, as discussed on pages 42 - 43.

(3)

The number of restricted stock units in this column represents the grants made to the named executive officers on March 1, 2024. These restricted stock units will vest in in three equal annual installments beginning on the first anniversary of the grant date, with the exception of the grant made to Mr. Khurana on May 23, 2024 for 16,075 restricted stock units, which cliff vest four years after the grate date (on May 23, 2028) as further described on page 44.

(4)

The number of stock options shown in this column represents the number of stock options granted to the named executive officers on March 1, 2024. The stock options vest in three equal annual installments starting on the first anniversary of the grant date.

(5)	The option exercise price recorded in this column is the closing sale price of a share of Wesco Common Stock on the NYSE on the date of grant.
(6)

Represents the full grant date fair value of the equity awards under ASC Topic 718. With respect to awards subject to performance-based vesting conditions, grant date fair value is based on an estimate of the probable outcome at the time of grant which reflects achievement at “target” performance. For additional information on the valuation assumptions, refer to Note 14 of the Company’s notes to consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2024.

Wesco 2025 Proxy Statement	Compensation Tables	53

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised Stock Options and SARs, RSUs, and unearned performance share awards as of December 31, 2024 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Equity Awards (#) Exercisable(2)	Number of Securities Underlying Unexercised Equity Awards (#) Unexercisable(2)	Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(5)

Engel	2/13/2018	125,001	—	$62.80	2/13/2028	—	—	—		—

	2/13/2019	72,541	—	$54.64	2/13/2029	—	—	—		—

	2/13/2020	92,893	—	$48.32	2/13/2030	—	—	—		—

	2/11/2021	45,386	—	$76.80	2/11/2031	—	—	—		—

	2/17/2022	20,374	10,188	$122.09	2/17/2032	4,708	$851,960	58,434	(6)	$10,574,217

	2/16/2023	8,641	17,283	$171.96	2/16/2033	7,577	$1,371,134	46,230	(7)	$8,365,781

	3/1/2024	—	29,146	$152.07	3/1/2034	13,804	$2,497,972	55,778	(8)	$10,093,587

Schulz	2/13/2019	22,144	—	$54.64	2/13/2029	—	—	—		—

	2/13/2020	27,507	—	$48.32	2/13/2030	—	—	—		—

	2/11/2021	12,859	—	$76.80	2/11/2031	—	—	—		—

	2/17/2022	5,384	2,693	$122.09	2/17/2032	1,289	$233,257	15,442	(6)	$2,794,384

	2/16/2023	2,215	4,432	$171.96	2/16/2033	1,978	$357,939	11,852	(7)	$2,144,738

	3/1/2024	—	7,564	$152.07	3/1/2034	3,619	$654,894	14,476	(8)	$2,619,577

Geary	2/17/2022	3,638	1,820	$122.09	2/17/2032	873	$157,978	10,434	(6)	$1,888,137

	2/16/2023	1,523	3,047	$171.96	2/16/2033	1,360	$246,106	8,148	(7)	$1,474,462

	3/1/2024	—	5,205	$152.07	3/1/2034	2,490	$450,590	9,960	(8)	$1,802,362

Squires	2/16/2017	12,107	—	$71.65	2/16/2027	—	—	—		—

	2/13/2018	16,305	—	$62.80	2/13/2028	—	—	—		—

	2/13/2019	10,308	—	$54.64	2/13/2029	—	—	—		—

	2/13/2020	21,645	—	$48.32	2/13/2030	—	—	—		—

	2/11/2021	9,077	—	$76.80	2/11/2031	—	—	—		—

	2/17/2022	3,638	1,820	$122.09	2/17/2032	842	$152,368	10,434	(6)	$1,888,137

	2/16/2023	1,523	3,047	$171.96	2/16/2033	1,335	$241,582	8,148	(7)	$1,474,462

	3/1/2024	—	5,205	$152.07	3/1/2034	2,465	$446,066	9,960	(8)	$1,802,362

Khurana	2/11/2021	6,619	—	$76.80	2/11/2031	—	—	—		—

	2/17/2022	2,910	1,456	$122.09	2/17/2032	5,709	$1,033,101	8,346	(6)	$1,510,292

	2/16/2023	1,218	2,438	$171.96	2/16/2033	1,090	$197,246	6,518	(7)	$1,179,497

	3/1/2024	—	4,164	$152.07	3/1/2034	1,992	$360,472	7,968	(8)	$1,441,889

	5/23/2024	—	—	—	—	16,193	$2,930,285	—		—

(1)	An additional column showing the grant dates of Stock Options and SARs, RSUs, and PSUs has been included for better understanding.
(2)	Stock Options and SARs vest in three equal annual installments beginning on the first anniversary of the grant date.
(3)

RSUs vest in three equal annual installments beginning on the first anniversary of the grant date with the exception of RSUs granted on May 23, 2024 to Mr. Khurana which cliff vest on May 23, 2028, and the RSUs granted on February 17, 2022 to Mr. Khurana which vest as follows: 30% on February 17, 2023, 30% on February 17, 2024 and 40% on February 17, 2025. When cash dividends are paid on Wesco common stock, dividend equivalent rights are credited and converted into additional RSUs, subject to the same terms and conditions as the underlying RSUs. The number of RSUs shown includes the dividend equivalent rights through December 31, 2024. Amounts presented are net of shares withheld to cover FICA tax liability for Messrs. Engel and Squires who each met the retirement criteria under the related award agreements.

Wesco 2025 Proxy Statement	Compensation Tables	54

(4)

The amounts in this column were calculated using a per share value of $180.96, the closing price of Company Common Stock as reported on the NYSE on December 31, 2024, the last trading day of the fiscal year.

(5)

The amounts shown reflect the pay-out of the PSUs based upon achievement at the maximum level of performance. The vesting and pay-out of any PSUs for the respective performance periods ending on December 31 will be determined based on the actual achievement of specified performance goals. When cash dividends are paid on Wesco common stock, dividend equivalent rights are credited and converted into additional performance units, subject to the same terms and conditions as the underlying award. The number of PSUs shown includes dividend equivalent rights through December 31, 2024.

(6)

These shares correspond to a long-term incentive award relating to two equally-weighted performance growth measures (Net Income Growth and Return on Net Assets) for the period January 1, 2022 through December 31, 2024.

(7)

These shares correspond to a long-term incentive award relating to two equally-weighted performance growth measures (Net Income Growth and Return on Net Assets) for the period January 1, 2023 through December 31, 2025.

(8)

These shares correspond to a long-term incentive award relating to two equally-weighted performance growth measures (Net Income Growth and Return on Net Assets) for the period January 1, 2024 through December 31, 2026.

The Company’s stockholders approved a 2021 Omnibus Incentive Plan in May 2021 that replaced the prior 1999 Long-Term Incentive Plan, as amended and restated effective May 31, 2017. Under the terms of these plans or related award agreements, SAR and RSU awards would vest upon consummation of a change in control transaction, and our performance share award agreements provide that performance share awards would vest at the target level upon consummation of a change in control transaction. Under the terms of the award agreements for PSU awards beginning in February 2022, upon a change in control that occurs during the performance period, the PSUs will immediately vest as of the date of such change in control at the higher of (i) the target level or (ii) actual performance but assuming that the performance period ended on the latest practicable date on or prior to the date of such change in control. The payments to the NEOs upon consummation of a change in control transaction for accelerated vesting of equity awards are set forth in the tables on pages 56 and 59.

Option Exercises and Stock Vested

The following table provides information pertaining to the vesting of restricted stock units and performance shares during the fiscal year ended December 31, 2024, for each of the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)
Engel	—	—	93,978	$14,155,599
Schulz	38,045	$5,439,674	26,453	$3,982,650
Geary	8,321	$1,073,243	17,187	$2,587,262
Squires	—	—	18,597	$2,801,800
Khurana	—	—	17,396	$2,600,569

(1)

Includes the vesting of RSUs on February 11, 2024, February 13, 2024, and February 17, 2024, and shares withheld to cover FICA tax liability on outstanding restricted stock units for Mr. Engel and Mr. Squires who each met the retirement criteria under the related award agreements. The value realized was determined by multiplying the number of vested units by the closing market price of the Company’s Common Stock on the date of vesting. If the vesting date fell on a weekend or holiday, the closing market price of the Common Stock on the business day immediately preceding the vesting date was used to determine the value realized.

(2)

Includes the payment of performance shares which were earned and vested on February 15, 2024, upon confirmation of the Compensation Committee that performance goals had been achieved as described in the “Compensation Discussion and Analysis” section of this proxy statement, subheading “Performance Shares”. The value realized was determined by multiplying the number of vested shares by the closing market price of Wesco Common Stock on February 15, 2024, which was $147.44.

Wesco 2025 Proxy Statement	Compensation Tables	55

Nonqualified Deferred Compensation

The following table provides information for the executive officers named in the Summary Compensation Table regarding contributions, earnings, distributions, and year-end account balances with respect to the Wesco Distribution, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

Name	Year	Executive Contribution in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)(5)
Engel	2024	$73,932	$186,427	$718,655	—	$6,875,761
Schulz	2024	$69,875	$65,434	$253,584	—	$1,342,042
Geary	2024	—	$44,042	$52,123	—	$281,597
Squires	2024	$43,765	$45,696	$129,425	—	$1,021,356
Khurana	2024	$143,923	$38,152	$84,474	—	$638,449

(1)	Reflects participation by the named executive officers in the Deferred Compensation Plan, including employee deferral of portions of base salary and incentive compensation.
(2)	Amounts in this column are Company contributions to the Deferred Compensation Plan during the fiscal year.
(3)

Reflects investment returns or earnings (losses) calculated by applying the investment return rate at the valuation date to the average balance of the participant’s deferral account and Company contribution account since the last valuation date for each investment vehicle selected by the participant. Investment vehicles available to participants are a subset of those offered in the 401(k) plan and notably do not include Company Common Stock.

(4)

The NEOs cannot receive distributions from their Deferred Compensation Plan balances until the earlier of termination, retirement or death, except that with respect to employee contributions only a date-based distribution election may be made.

(5)	Each of the NEOs is fully vested in the aggregate balance of their respective accounts based upon their respective years of service.

Deferred Compensation Plan

All of the NEOs are eligible to participate in the Deferred Compensation Plan. Participants in the Deferred Compensation Plan may generally elect to defer up to 80% of eligible base compensation and 80% of eligible cash incentive compensation.

Participants in the Deferred Compensation Plan receive a Company contribution consisting of additional amounts above the limits of the matching contributions under the Company’s 401(k) Plan. Vesting in the Company contributions and any associated earnings occurs after two years of service.

The Deferred Compensation Plan is an unfunded plan, meaning that the participants’ accounts are bookkeeping entries only and do not entitle them to ownership of any actual assets. The accounts represent an unsecured promise by the Company to pay participants’ benefits in the future.

Participants’ account balances are credited with earnings and investment gains and losses by assuming that the deferred amounts were invested in one or more investment funds made available by the Company from time to time under the Deferred Compensation Plan. The investment alternatives include funds with different degrees of risk. The investment alternatives for 2024 were based on funds which generally correspond to the investment funds made available under the Company’s 401(k) Plan.

Generally, distributions under the Plan cannot be made until the earlier of termination, retirement or death, except that with respect to employee contributions only a date-based distribution election may be made. A distribution cannot begin until six months following termination or separation of service (as defined in Section 409A of the Internal Revenue Code) for certain participants. Distributions are made in cash in a lump sum, annual installments over 2 to 10 years, and/or date specific elections (available for employee contributions only).

Wesco 2025 Proxy Statement	Potential Payments Upon Termination	56

Potential Payments Upon Termination: Mr. Engel

Each of the following potential scenarios represents circumstances under which Mr. Engel’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Engel in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2024. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Engel upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009 or under the terms of the applicable equity award agreements and company programs. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) a material breach of the employment agreement by Mr. Engel; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or stockholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) material breach of any manual or written policy, code or procedure of the Company.

“Good Reason” means (a) a reduction in Mr. Engel’s base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Mr. Engel’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Mr. Engel’s offices, titles, authority, duties or responsibilities.

Executive Benefits and Payments Upon Termination	Termination Following a Change in Control(1)	Involuntary Not for Cause or For Good Reason Termination(2)	Death(3)	Disability(4)	Retirement(5)
Compensation:
Base Salary and Incentive	$8,377,310	$4,823,000	$1,487,310	$1,487,310	$1,487,310
Accelerated Options & SARs(6)	$1,597,343	$1,597,343	$1,597,343	$1,597,343	$775,137
Accelerated RSUs(7)	$4,721,065	$4,721,065	$4,721,065	$4,721,065	$1,872,574
Accelerated Performance Shares(8)	$14,516,792	—	$14,516,792	$14,516,792	$9,354,727
Benefits and Perquisites:
Medical Benefits	$23,217	$23,217	—	—	—
280G Tax Gross-Up	—	—	—	—	—
Total:	$29,235,727	$11,164,625	$22,322,510	$22,322,510	$13,489,748

(1)	Termination After Change in Control

Mr. Engel’s benefits upon a change in control of the Company are double-triggered (other than equity awards which vest on a change in control), meaning that he will receive these payments only if (i) there is a change in control and (ii) Mr. Engel’s employment is terminated within two years following a change in control without Cause or by Mr. Engel for Good Reason, in which case Mr. Engel will be entitled to receive:

•	Two times annual base salary.
•	Two times the annual target bonus opportunity.
•	Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.
•

Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares are at target. Under the terms of the award agreements for PSU awarded on or after February 2022, the PSUs will immediately vest as of the date of a change in control at the higher of (i) the target level or (ii) actual performance but assuming that the performance period ended on the latest practicable date on or prior to the date of such change in control.

•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.
•

Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Other than the pre-existing employment agreement with Mr. Engel, the Company has no other agreement with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements.

Wesco 2025 Proxy Statement	Potential Payments Upon Termination	57

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Monthly base salary continuation for 24 months.
•	An amount equal to the executive’s annual target bonus opportunity.
•	Full vesting of outstanding Stock Options, SARs, and RSUs.
•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

(3)	Death

•	Any accrued and earned but unpaid bonus.
•	Full vesting of outstanding Stock Options, SARs, and RSUs. Vesting of performance shares at target.

(4)	Disability

•	Prorated annual incentive compensation for the portion of the fiscal year employed, if earned on a similar basis as offered to other incentive eligible employees.
•	Full vesting of outstanding Stock Options, SARs, and RSUs. Vesting of performance shares at target.

(5)	Retirement

•	Prorated annual incentive compensation for the portion of the fiscal year employed, if earned on a similar basis as offered to other incentive eligible employees.
•

Mr. Engel is entitled to receive equity award treatment in the event of his retirement on a similar basis as offered to other salaried U.S. employees who are equity award recipients. In the event of Mr. Engel’s termination of service due to early retirement after attaining a minimum age of 60 and a minimum of five years of service with the Company, (i) RSU awards will vest on a pro rata basis, (ii) PSU awards will continue to vest on a pro rata basis on the vesting date, based on actual performance to the extent that the performance metrics are achieved, and (iii) options and SAR awards will vest and become exercisable on a pro rata basis.

(6)

The closing price of Wesco Common Stock on December 31, 2024 (the last trading day of the fiscal year) was $180.96. The amount shown is the excess, if any, of the December 31, 2024 closing price over the exercise price multiplied by the number of SARs and Stock Options.

(7)	Represents the closing stock price on December 31, 2024 (the last trading day of the fiscal year) multiplied by the number of RSUs.

(8)	Represents the closing stock price on December 31, 2024 (the last trading day of the fiscal year) multiplied by the number of performance shares at target.

Potential Payments Upon Termination: Messrs. Schulz, Geary, Squires, and Khurana

Each of the following potential scenarios represents circumstances under which the NEO’s employment with the Company could potentially terminate. A description of the compensation benefits due to the NEO in each scenario is described below. In each case, the date of the termination is assumed to be December 31, 2024. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to each of Messrs. Schulz, Geary, and Squires upon separation from the Company is governed by the terms of his employment letter agreement, effective June 22, 2020, as described on pages 47 - 48, and the determination of compensation due to Mr. Khurana upon separation from the Company is governed by the terms of his employment letter agreement, dated October 20, 2020, as described on pages 47 - 48, the terms of the CIC Plan, as described on page 48, and applicable equity award agreements and Company programs.

Each letter agreement includes a severance provision entitling the NEO to receive the following severance benefits upon the termination of the NEO’s employment by the Company without Cause or by the NEO for good reason, subject to the execution and non-revocation of a general release of claims against the Company: (i) cash severance equal to 12 months of base salary; (ii) a prorated target bonus for the year of termination; and (iii) continued medical, dental and vision benefits for one year following termination of employment. Under each letter agreement, the NEO is subject to noncompetition and employee and customer non-solicitation restrictions applicable during employment and for one year thereafter and perpetual confidentiality and non-disparagement covenants.

Under the CIC Plan, if a participant’s employment is terminated by Company other than for cause or by the participant for good reason, in each case on or within two years following a change in control of the Company, the Company will pay or provide to the participant a cash severance payment equal to the sum of: (i) a prorated target bonus for the year of termination; (ii) an

Wesco 2025 Proxy Statement	Potential Payments Upon Termination	58

amount equal to a multiple (2x for each of Messrs. Schulz, Geary, Squires, and Khurana) of the participant’s base salary plus the participant’s target bonus; (iii) an amount equal to a multiple (2x for each of Messrs. Schulz, Geary, Squires, and Khurana) of the employer portion of the annual cost of continued coverage under the Company’s healthcare benefit plans (including medical, prescription, dental and vision coverage); and (iv) an amount that may be used for outplacement services ($25,000 for each of Messrs. Schulz, Geary, Squires, and Khurana). The CIC Plan requires that each participant execute and not revoke a general release of claims against the Company and agree to comply with one-year post-termination noncompetition and employee and customer non-solicitation covenants and perpetual confidentiality and non-disparagement covenants.

Under the letter agreements, Cause means: (i) the willful and continued failure to substantially perform the NEO’s employment duties; (ii) the Company’s determination, in good faith, that the NEO has engaged in willful misconduct or gross negligence relating to the business of the Company; (iii) a plea of guilty or nolo contendere by the NEO to, or the NEO’s conviction of, a felony under federal or state law; or (iv) material breach of any written policy of the Company, including without limitation the Company’s Code of Conduct. Under the CIC Plan, Cause means: (i) the willful and continued failure to substantially perform the participant’s employment duties; or (b) the willful engaging by the participant in illegal conduct which is materially and demonstrably injurious to the Company.

Good reason means, without written consent: (i) a reduction in the NEO’s annual base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of substantially the entire senior management team; (ii) a relocation of the NEO’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania (or with respect to Mr. Geary, the facility in which he is based); or (iii) any material reduction in the NEO’s authority, duties or responsibilities.

Messrs. Schulz, Geary, Squires, and Khurana are entitled to receive a prorated incentive payment in the event of death, disability, and retirement and equity award treatment in the event of their retirement on a similar basis as offered to other salaried U.S. employees who are incentive and equity award recipients. The Company provides accelerated or continued vesting of equity awards for participants who are eligible for retirement, with the eligibility dependent on the individual’s age and length of service and the terms of the applicable award agreement. Upon a participant’s termination of service due to early retirement after attaining a minimum age of 60 and a minimum of five years of service with the Company, (i) RSU awards will vest on a pro rata basis, (ii) PSU awards will continue to vest on a pro rata basis on the vesting date, based on actual performance to the extent that the performance metrics are achieved, and (iii) options and SARs will vest and become exercisable on a pro rata basis. At December 31, 2024 and using the same assumptions as used for the table below, Mr. Squires was eligible to receive accelerated or continued vesting of his equity awards. Messrs. Schulz, Geary, and Khurana were not eligible for early retirement as of December 31, 2024.

Wesco 2025 Proxy Statement	Potential Payments Upon Termination	59

Executive Benefits and Payments Upon Termination	David S. Schulz	William C. Geary, II	Nelson J. Squires, III	Akash Khurana
Payments Upon Termination Following a Change in Control
Base Salary & Incentive	$3,900,000	$3,149,000	$3,149,000	$2,730,000
Equity:
Accelerated SARs & Stock Options(1)	$416,949	$284,939	$284,939	$227,955
Accelerated Restricted Stock Units(2)	$1,246,091	$854,674	$840,016	$4,521,105
Accelerated Performance Stock Units(3)	$3,779,350	$2,582,480	$2,582,480	$2,065,839
Medical Benefits	$23,267	$33,204	$33,204	$—
Outplacement	$25,000	$25,000	$25,000	$25,000
Total	$9,390,657	$6,929,297	$6,914,639	$9,569,899
Involuntary Not for Cause or For Good Reason Termination
Base Salary & Incentive	$1,560,000	$1,273,000	$1,273,000	$1,110,000
Medical Benefits	$11,633	$16,602	$16,602	$—
Total	$1,571,633	$1,289,602	$1,289,602	$1,110,000
Death
Incentive	$562,178	$376,494	$474,863	$366,687
Equity:
Accelerated SARs & Stock Options(1)	$416,949	$284,939	$284,939	$227,955
Accelerated Restricted Stock Units(2)	$1,246,091	$854,674	$840,016	$4,521,105
Accelerated Performance Stock Units(3)	$3,779,350	$2,582,480	$2,582,480	$2,065,839
Total	$6,004,568	$4,098,587	$4,182,298	$7,181,586
Disability
Incentive	$562,178	$376,494	$474,863	$366,687
Equity:
Accelerated SARs & Stock Options(1)	$416,949	$284,939	$284,939	$227,955
Accelerated Restricted Stock Units(2)	$1,246,091	$854,674	$840,016	$4,521,105
Accelerated Performance Stock Units(3)	$3,779,350	$2,582,480	$2,582,480	$2,065,839
Total	$6,004,568	$4,098,587	$4,182,298	$7,181,586
Retirement
Incentive	—	—	$474,863	—
Equity:
Accelerated SARs & Stock Options(1)	—	—	$138,322	—
Accelerated Restricted Stock Units(2)	—	—	$333,328	—
Accelerated Performance Stock Units(3)	—	—	$1,664,289	—
Total	—	—	$2,610,802	—

(1)

The closing price of Wesco Common Stock on December 31, 2024 (the last trading day in the fiscal year) was $180.96. The amount shown is the excess, if any, of the December 31, 2024 closing price over the exercise price multiplied by the number of SARs and Stock Options.

(2)	Represents the closing stock price on December 31, 2024 multiplied by the number of RSUs.
(3)	Represents the closing stock price on December 31, 2024 multiplied by the number of performance shares at target.

Wesco 2025 Proxy Statement	Pay Ratio	60

Chief Executive Officer Pay Ratio

As required by SEC rules, we are providing the following information about the ratio of annual total compensation of all of our employees, other than our CEO, to the annual total compensation of our CEO. For our fiscal year 2024 pay ratio analysis, we determined that there has been no change in either our employee population or our employee compensation arrangements that we believe would significantly impact our fiscal year 2024 pay ratio disclosure. However, because there were changes in the circumstances of the median employee who we identified for our fiscal year 2023 pay ratio analysis, we are using another employee whose compensation is substantially similar to the original median employee based on the compensation measure used to select the original median employee, as permitted by SEC rules.

For 2024: (1) the annual total compensation of our median employee was $65,066; and (2) the annual total compensation of our CEO was $11,458,263. Based on this information, for 2024 the ratio of the annual total compensation for our CEO to the annual total compensation of our median employee was approximately 176 to 1. We believe that the pay ratio is a reasonable estimate calculated consistent with Regulation S-K Item 402(u).

As we disclosed last year, the methodology and the material assumptions, adjustments, and estimates that we used for this calculation were as follows: We determined that, as of December 31, 2023, our employee population consisted of approximately 20,567 employees at our parent company and consolidated subsidiaries, of which 13,304 were U.S. employees and 7,263 were non-U.S. employees. Our employee population, after taking into consideration the adjustments permitted by SEC rules, consisted of approximately 19,563 individuals, of which 13,304 were U.S. employees and 6,259 were non-U.S. employees. For these purposes, we excluded approximately 1,004 employees from the following jurisdictions: Poland (89), Brazil (85), China (84), Malaysia (69), Belgium (62), New Zealand (59), United Arab Emirates (57), Taiwan (42), Argentina (40), Netherlands (38), Germany (37), Panama (33), Costa Rica (32), Saudi Arabia (31), Japan (29) Spain (29), Jamaica (20), Italy (18), Sweden (16), France (15), Hong Kong (12), Egypt (11),Turkey (11), Trinidad and Tobago (10), Barbados (7), Guatemala (7), Morocco (7), Portugal (7), Switzerland (7), Indonesia (6), Republic of Korea (6), Israel (5) Uruguay (5), Austria (4), Angola (3), Norway (3), South Africa (3), Czech Republic (2), Denmark (1), Thailand (1) and Vietnam (1).

SEC rules allow companies to use a variety of assumptions, adjustments, methodologies, and estimates. Therefore, the ratio figure reported above may not be capable of comparison to the ratio figures reported by companies in our peer group or by any other company. With respect to identifying the “median employee,” we used a consistently applied compensation measure, which is the sum of an employee’s estimated annual salary/wages, commissions and bonus. For employees outside the U.S., we converted local currency amounts to U.S. dollars.

For 2024, we combined all of the elements of our median employee’s compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $65,066. The difference between such employee’s wages and the employee’s annual total compensation represents the value of the employee’s retirement benefits.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table included in this Proxy Statement.

Wesco 2025 Proxy Statement	Pay vs. Performance	61

Pay vs. Performance
The following table summarizes the total compensation of our principal executive officer (“PEO”) and the average of the total compensation of our other NEOs as reported in the Summary Compensation Table for the past five fiscal years, as well as their “compensation actually paid” as calculated pursuant to SEC rules and certain performance measures required by the rules. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)	Cumulative Total Shareholder Return ($)	Peer Group Cumulative Total Shareholder Return ($) (3)	Net Income ($)	Adj. EBITDA ($) (4)

2024	$11,458,263	$2,071,847	$3,547,117	$1,714,170	$310.56	$283.54	$660,200	$1,480,200

2023	$10,331,662	$30,260,210	$2,675,765	$6,710,486	$295.53	$218.76	$708,100	$1,659,800

2022	$11,162,279	$15,461,278	$3,331,361	$2,702,071	$210.81	$157.63	$803,063	$1,684,545

2021	$9,859,087	$38,809,795	$3,266,803	$9,765,176	$221.57	$169.28	$407,974	$1,149,984

2020	$11,313,497	$24,140,383	$3,427,092	$7,639,723	$132.18	$120.94	$70,421	$643,603

(1)	Mr. Engel served as our PEO for all five years (2020 – 2024). The other NEOs consist of the following individuals in each year:
•	2024: Messrs. Schulz, Geary, Squires and Khurana
•	2023: Messrs. Schulz, Cameron, Geary and Squires
•	2022: Messrs. Schulz, Squires, Geary, Khurana and Dosch
•	2021: Messrs. Schulz, Squires, Geary and Dosch
•	2020: Messrs. Schulz, Squires and Dosch and Ms. Lazzaris
Variations in the Average Summary Compensation for the other NEOs from year to year are partly due to the changes in the composition of the NEOs from year to year.

Wesco 2025 Proxy Statement	Pay vs. Performance	62

(2)
The Summary Compensation Table totals reported for the PEO and the average of the other NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation
S-K
to calculate the “compensation actually paid”:

	2024		2023		2022		2021		2020
	PEO	Average for Other NEOs	PEO	Average for Other NEOs	PEO	Average for Other NEOs	PEO	Average for Other NEOs	PEO	Average for Other NEOs

Adjustments

Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for applicable FY	$(8,399,925)	$(2,345,037)	$(7,800,082)	$(1,499,996)	$(6,999,972)	$(1,659,998)	$(6,000,026)	$(1,350,011)	$(9,150,011)	$(2,326,236)

Increase based on ASC 718 fair value of awards granted during applicable FY that remain unvested as of applicable FY end, determined as of applicable FY end	$9,859,967	$2,603,182	$7,926,128	$1,524,235	$9,130,790	$1,744,611	$13,830,960	$3,112,074	$20,083,054	$6,227,104

Increase based on ASC 718 fair value of awards granted during applicable FY that vested during applicable FY, determined as of vesting date	$26,813	$1,206	—	—	—	$12,529	—	—	—	—

Increase/deduction for awards granted during prior FY that were outstanding and unvested as of applicable FY end, determined based on change in ASC 718 fair value from prior FY end to applicable FY end	$(8,823,235)	$(1,662,515)	$9,869,786	$1,926,057	$4,224,922	$556,768	$19,974,834	$4,324,626	$2,888,105	$454,520

Increase/deduction for awards granted during prior FY that vested during applicable FY, determined based on change in ASC 718 fair value from prior FY end to vesting date	$(2,203,056)	$(465,744)	$9,703,195	$2,034,825	$(2,056,741)	$(484,552)	$1,144,940	$411,684	$(994,262)	$(142,757)

Deduction of ASC 718 fair value of awards granted during prior FY that were forfeited during applicable FY, determined as of prior FY end	—	—	—	—	—	$(798,648)	—	—	—	—

Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$153,020	$35,961	$229,521	$49,600	—	—	—	—	—	—

TOTAL ADJUSTMENTS	$(9,386,416)	$(1,832,947)	$19,928,548	$4,034,721	$4,298,999	$(629,290)	$28,950,708	$6,498,373	$12,826,886	$4,212,631

(3)
The peer group used for calculating Peer Group Total Shareholder Return for 2024, 2023, 2022, 2021 and 2020 consists of the following companies listed as our performance peer group: Applied Industrial Technologies, Inc., Arrow Electronics, Inc., Avnet, Inc., Barnes Group Inc., Eaton Corporation Plc, Fastenal Company, Genuine Parts Company, Hubbell, Inc., MRC Global, Inc., MSC Industrial Direct Co., Inc., Rexel SA, Rockwell Automation, Inc. and W.W. Grainger, Inc.

(4)
The Company has identified Adjusted EBITDA as the company-selected measure for the pay versus performance disclosure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO and the other NEOs in 2024 to the Company’s performance. EBITDA is adjusted earnings before income taxes, interest, preferred stock dividends and depreciation and amortization, as shown on page 30 of the Company’s Form
10-K
filed with the SEC on February 14, 2025. For 2020 – 2024, this number was adjusted to remove the impact of stock-based compensation expense and cloud computing arrangement amortization.

Relationship Between Compensation Actually Paid and Performance Measures
Below are graphs reflecting the relationship between the compensation actually paid (“CAP”) to our PEO and other NEOs in 2020, 2021, 2022, 2023 and 2024 and the following performance measures: Total Shareholder Return (“TSR”), net income attributable to common stockholders and Adjusted EBITDA.
Relationship Between Compensation Actually Paid and Cumulative TSR
As reflected in the graph below, from 2020 to 2024, the compensation actually paid to our PEO and the average of the compensation actually paid to our other NEOs decreased by 91.4% and 77.6%, respectively, compared to the Company’s cumulative TSR of 135.0% over the same period.
As described in “Compensation Discussion and Analysis,” the Company’s long-term incentive plan is a centerpiece of our executive compensation and a significant portion of the compensation actually paid to our PEO and our other NEOs comprises

Wesco 2025 Proxy Statement	Pay vs. Performance	63

equity awards. As a result, the compensation actually paid to our PEO and other NEOs is aligned with our cumulative TSR performance and stockholder value creation over the applicable measurement periods.

Relationship of CAP to Total Shareholder Return
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$-
CAP ($M)
$350.00
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$-
Total Shareholder Return
2020
2021
2022
2023
2024
CEO CAP
Avg. Other NEO CAP
Wesco TSR
Performance Peer Group TSR

Relationship Between Compensation Actually Paid and Net Income Attributable to Common Stockholders
From 2020 to 2024, the compensation actually paid to our PEO and to our other NEOs decreased by 91.4% and 77.6%, respectively, compared to a 837.5% increase in net income attributable to common stockholders (from $70.4 million for 2020 to $660.2 million for 2024) over the same time period.

Relationship of CAP to Net Income Attributable to Common Stockholders
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$-
CAP ($M)
$800.0
$700.0
$600.0
$500.0
$400.0
$300.0
$200.0
$100.0
$-
Net Income Attributable to Common Stockholders ($M)
2020
2021
2022
2023
2024
CEO CAP
Avg. Other NEO CAP
Net Income Attributable to Common Stockholders

Compensation Actually Paid and Adjusted EBITDA
As reflected in the following graph, from 2020 to 2024, compensation actually paid to our PEO and to our other NEOs decreased by 91.4% and 77.6%, respectively, compared to a 130.0% increase in Adjusted EBITDA over the same time period. The Company has identified Adjusted EBITDA as the company-selected measure for the pay versus performance disclosure, as it represents an important financial performance measure used to link compensation actually paid to the PEO and the other NEOs in 2024 to the Company’s performance.

Wesco 2025 Proxy Statement	Pay vs. Performance	64

Listed below are the financial performance measures that we believe represent the most important financial performance measures we use to link compensation actually paid to our NEOs to our performance for the most recently completed fiscal year.

Most Important Performance Measures

Adjusted EBITDA

Net Income

Total Shareholder Return (TSR)

Wesco 2025 Proxy Statement	Proposal 3 - Approve Amendments to the Company’s Restated Certificate of Incorporation to Provide Stockholders with the Right to Request a Special Meeting of Stockholders	65

Proposal 3: Approve Amendments to the Company’s Restated Certificate of Incorporation to Provide Stockholders with the Right to Request a Special Meeting of Stockholders

The Board of Directors has unanimously approved, and recommends that stockholders approve, an amendment to our Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), to provide stockholders owning a combined 25% or more of our outstanding Common Stock with the right to request a special meeting of stockholders.

Background of the Proposal

Currently, under our Restated Certificate of Incorporation and our Amended and Restated By-Laws, only the Chairman or the Board of Directors may call a special meeting of stockholders. As part of the Board’s ongoing review of our corporate governance practices and consideration of stockholder feedback, the Board has determined it is appropriate to provide stockholders with the right to request special meetings of stockholders, subject to appropriate procedural requirements and safeguards.

Proposed Amendment to Our Restated Certificate of Incorporation

The proposed changes to Article XI of our current Restated Certificate of Incorporation pursuant to the proposed amendments contemplated by Proposal 3, are indicated below, with additions marked by underlined text and deletions indicated by strike-out text.

ARTICLE XI.

Subject to the requirements of applicable law, a special meeting of the stockholders of the Corporation may be called (i) by a majority of the members of the Board of Directors, (ii) by the Chairman of the Board, or (iii) by the Secretary of the Corporation upon receipt of the written request of one or more holders (and the record or beneficial owners, if any, such holders represent) representing ownership of an aggregate of not less than 25% of the voting power of all issued and outstanding shares of Common Stock of the Corporation that is entitled under applicable law to vote on the matter proposed to be brought before the proposed special meeting, provided such one or more requesting holders and such request fully complies with the procedures and other requirements for calling a special meeting of stockholders as set forth in the Corporation’s By-laws, as may be amended from time to time. ~~The stockholders of the Corporation shall have no authority to call a special meeting of the stockholders, subject to the rights of the holders~~ Notwithstanding anything in this Article XI to the contrary, the rights of any class or series of capital stock having a preference over the Common Stock and Class B Common Stock as to dividends or upon liquidation shall not be affected by this Article XI. The foregoing provisions of this Article XI shall be subject to all provisions of the Corporation’s By-laws, as amended from time to time, that limit the ability of stockholders of the Corporation to make a request for a special meeting or that specify the circumstances pursuant to which a request for a special meeting will be deemed to be revoked. Except as otherwise required by applicable law, and except as otherwise provided in this Article XI, special meetings of the stockholders of the Corporation may not be called by any other person or persons.

The Board’s Rationale

While the Board recognizes that special meetings of the stockholders can be an important corporate governance practice, special meetings should be extraordinary events that require substantial stockholder support. Special meetings impose significant administrative and operational costs on the Company and require substantial time and attention from our Board and management team, potentially diverting resources from their primary focus of operating our business and creating long-term stockholder value.

The Board believes that requiring a 25% ownership threshold strikes an appropriate balance between enhancing stockholder rights and protecting the long-term interests of the Company and all stockholders. This threshold helps ensure that special meetings are called for matters of genuine concern to a significant portion of our stockholders while preventing a small minority of stockholders from using special meetings to advance narrow interests that may not be shared by the broader stockholder base.

The Board also believes that this approach aligns with market practice. According to recent FactSet data, approximately 55% of S&P 500 companies that provide stockholders with special meeting rights have set the ownership threshold at 25% or higher,

Wesco 2025 Proxy Statement	Proposal 3 - Approve Amendments to the Company’s Restated Certificate of Incorporation to Provide Stockholders with the Right to Request a Special Meeting of Stockholders	66

while only about 15% have adopted a 10% threshold. As further discussed under “Proposal 5 - Shareholder Proposal to Give Shareholders the Ability to Call for a Special Shareholder Meeting - Board of Directors’ Statement in Opposition to the Shareholder Proposal,” a 25% threshold serves the best interests of our stockholders as a whole by reducing the risk that one or a small minority of stockholders may pursue special interests not deemed critical by our stockholders generally. Providing a special meeting right at a lower threshold may give a small number of stockholders a disproportionate amount of influence over the Company’s affairs. The Board also believes that a 25% ownership threshold is appropriate and consistent with market practice for corporate governance programs.

Implementation and Competing Proposals

The proposed amendment to the Restated Certificate of Incorporation would establish the fundamental right of stockholders holding 25% or more outstanding shares to request a special meeting. If approved, the Board will also adopt certain amendments to our By-Laws to implement appropriate procedural requirements and limitations (which may be updated or modified by the Board from time to time) regarding the exercise of this right, including that requesting stockholders must maintain their qualifying ownership (on a “net long” basis) through the meeting date, while also specifying circumstances under which the Secretary shall not call such meetings, such as when requests do not meet procedural requirements, relate to improper matters, duplicate recent or upcoming meetings, arrive during specified time periods, or would violate applicable laws.

Stockholders are being asked to vote on two proposals regarding special meeting rights: this Proposal 3 and a shareholder proposal (Proposal 5) requesting a 10% threshold. If both proposals receive the requisite vote for approval, and Proposal 3 receives more affirmative votes than Proposal 5, only Proposal 3 will be implemented through amendments to the Restated Certificate of Incorporation and By-Laws. This is because the proposals contain different and mutually exclusive thresholds for calling special meetings.

If this Proposal 3 receives the requisite vote for approval and more affirmative votes than Proposal 5, the amendment to the Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware, which the Company would do following the Annual Meeting. Other than the proposed amendments to Article XI, the remainder of our Restated Certificate of Incorporation will remain unchanged. If our stockholders do not approve this proposal, then the proposed amendment will not be implemented or become effective.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on this proposal will be required to approve this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE PROPOSED AMENDMENT TO

OUR RESTATED CERTIFICATE OF INCORPORATION

TO PROVIDE STOCKHOLDERS THE RIGHT TO REQUEST

A SPECIAL MEETING OF STOCKHOLDERS

Wesco 2025 Proxy Statement	Proposal 4 - Ratify the Appointment of Independent Registered Public Accounting Firm	67

Proposal 4 – Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2025.

We are submitting the appointment of the independent registered public accounting firm to you for ratification at the Annual Meeting. Although ratification of this appointment is not legally required, our Board believes it is appropriate for you to ratify this selection. In the event that you do not ratify the selection of PwC as our Company’s independent registered public accounting firm, our Audit Committee may reconsider its selection.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

Wesco 2025 Proxy Statement	Independent Registered Public Accounting Firm	68

Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PwC as our independent registered public accounting firm to audit our 2025 consolidated financial statements.

PwC has served as our independent registered public accounting firm since 1994. Representatives of PwC are scheduled to be present at the Annual Meeting and have an opportunity to make a statement and be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Aggregate fees for all professional services rendered to us by PwC for the years ended December 31, 2024 and 2023 were as follows:

(In millions)	2024	2023
Audit fees	$7.8	$6.5
Audit-related fees	$0.1	—
Tax fees
Compliance	$0.1	$0.2
Planning and consulting	$2.3	$0.6
Other fees	—	—

	$10.3	$7.3

The audit fees for the years ended December 31, 2024 and 2023 were for professional services rendered for the integrated audits of our consolidated financial statements and of our internal control over financial reporting, reviews of quarterly consolidated financial statements and statutory audits.

Tax compliance fees for the years ended December 31, 2024 and 2023 were for services related to the preparation and review of tax returns. The increase in tax planning and consulting fees for the year ended December 31, 2024 includes services provided by PwC in 2024 previously provided by other firms in 2023.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has the sole authority to pre-approve and has policies and procedures that require the pre-approval by them of all fees paid for services performed by our independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services for the year, including the nature, type and scope of services and the related fees. Audit Committee pre-approval is also obtained for any other engagements that arise during the course of the year. During 2024 and 2023, all of the audit and non-audit services provided by PwC were pre-approved by the Audit Committee.

Report of the Audit Committee

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls. The Audit Committee is responsible for assisting the Board in its oversight of the quality and integrity of the Company’s financial statements and the independent audit thereof, its oversight of the Company’s accounting and financial reporting principles, policies and internal controls, and the performance of the internal audit function, evaluating the independence, qualifications and performance of the Company’s independent registered public accounting firm, and evaluating the performance of the Company’s internal auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2024 with management and the independent registered public accounting firm. Management represented to the Audit Committee that the financial statements of the Company were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 1301, “Communication with Audit Committees,” as adopted by the PCAOB. The Audit Committee also discussed with management their assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024.

Wesco 2025 Proxy Statement	Independent Registered Public Accounting Firm	69

In addition, the Audit Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, which have been received by the Audit Committee. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, including their audit of the Company’s internal controls and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board and our Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the Securities and Exchange Commission. The Audit Committee and our Board also appointed PwC as the Company’s independent registered public accounting firm for 2025.

Respectfully Submitted:

THE AUDIT COMMITTEE

Laura K. Thompson, Chair

Glynis A. Bryan

Anne M. Cooney

Sundaram Nagarajan

Easwaran Sundaram

Wesco 2025 Proxy Statement	Proposal 5 - Shareholder Proposal to Give Shareholders the Ability to Call for a Special Shareholder Meeting	70

Proposal 5 – Shareholder Proposal to Give Shareholders the Ability to Call for a Special Shareholder Meeting

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 (the “Proponent”), has informed the Company that he intends to present the shareholder proposal below at the annual meeting. We have been advised by the Proponent that he has continuously owned at least 25 shares of the Company’s Common Stock since at least October 1, 2021. The shareholder proposal and the supporting statements are presented exactly as received from the proponent in accordance with the rules of the Security and Exchanges Commission, and we disclaim any responsibility for their content. The proposal may be voted on at our Annual Meeting only if properly presented by the Proponent or the Proponent’s qualified representative at our Annual Meeting.

Shareholder Proposal

Proposal 5 – Give Shareholders the Ability to Call for a Special Shareholder Meeting

Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting. This includes that all the requirements for shareholders to call a special shareholder meeting be included in the bylaws.

A shareholder right to call for a special shareholder meeting, as called for in this proposal, can help make shareholder engagement meaningful. A shareholder right to call for a special shareholder meeting will help ensure that the WESCO Board and management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting.

Companies like to claim that shareholders have multiple means to communicate with management but in most cases these means are as effective as mailing a letter to the CEO.

Since a special shareholder meeting can be called to replace a director, adoption of this proposal could foster better performance by our directors.

With the widespread use of online shareholder meetings it is much easier for management to conduct a special shareholder meeting for important issues and WESCO bylaws thus need to be updated accordingly.

Please vote yes:

Give Shareholders the Ability to Call for a Special Shareholder Meeting – Proposal 5

Board of Directors’ Statement in Opposition to the Shareholder Proposal

After careful consideration, the Board has concluded that this shareholder proposal requesting a 10% threshold for calling special meetings is not in the best interests of the Company and its stockholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal.

The Board recognizes that providing stockholders with special meeting rights can be an important governance practice. For this reason, the Board has recommended that stockholders approve Proposal 3 to provide stockholders owning a combined 25% of our outstanding shares of Common Stock the right to request a special meeting, subject to the procedural and related requirements described in Proposal 3. The Board believes a 25% ownership threshold strikes the appropriate balance between enhancing stockholder rights and protecting the long-term interests of the Company and its stockholders.

Market Practice Supports a 25% Threshold– The 10% threshold requested by the stockholder is lower than that of a significant majority of S&P 500 companies that offer stockholders a special meeting right. According to recent FactSet data, approximately 55% of S&P 500 companies that provide stockholders with special meeting rights have set the ownership

Wesco 2025 Proxy Statement	Proposal 5 - Shareholder Proposal to Give Shareholders the Ability to Call for a Special Shareholder Meeting	71

threshold at 25% or higher, while only about 15% have adopted a 10% threshold. The Board believes that aligning with market standards better serves the interests of our stockholders.

Protection Against Misuse and Disproportionate Influence – Special meetings impose significant costs on the Company, both administrative and operational. Our Board, management team, and employees must devote substantial time and attention to prepare for a special meeting, diverting resources from their primary focus of operating our business and creating long-term stockholder value. Given the Company’s current ownership structure, a 10% threshold could allow a single stockholder or small group of stockholders to unilaterally call a special meeting to advance narrow interests that may not be shared by the broader stockholder base.

Appropriate Safeguards and Cost Considerations– The Board believes the 25% threshold creates appropriate safeguards while still ensuring stockholder access. This structure helps prevent duplicative meetings and ensures that special meetings are called only by stockholders with demonstrated long-term investment in the Company’s success. Each special meeting imposes substantial costs, including:

•	preparation and distribution of required disclosure documents

•	proxy solicitation expenses and vote tabulation

•	costs to host the meeting virtually or in person

•	significant legal and administrative expenses

•	time and resources diverted from business management and operations

These resources could be better directed toward operating our business and creating long-term value for all stockholders. The 25% threshold helps prevent unnecessary meetings about matters that:

•	are substantially similar to items recently considered

•	will be addressed at an upcoming annual meeting

•	lack broad stockholder support

•	could be more efficiently addressed through our regular stockholder engagement program

Strong Existing Governance Framework– We maintain robust corporate governance practices that promote Board accountability and protect stockholder interests, including:

•	100% of our Audit, Compensation, and Nominating & Governance Committee members are independent, and 90% of our Board members are independent

•	strong lead independent director role

•	regular stockholder engagement program

•	annual election of directors

•	annual say-on-pay vote

•	annual review and evaluation of the Board by the Nominating & Governance Committee

Implementation – This proposal is not binding upon the Company or our Board. Notwithstanding the non-binding nature of this vote, our Board values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when considering whether to implement this Proposal 5 or the Board’s Proposal 3. As detailed in Proposal 3, if both this shareholder proposal and the Board’s proposal receive sufficient votes for approval, and Proposal 3 receives more affirmative votes than this proposal, the Company will amend our Restated Certificate of Incorporation to implement the 25% threshold. The Board strongly believes that the 25% threshold outlined in Proposal 3 better serves the interests of all stockholders and encourages stockholders to vote FOR Proposal 3 while voting AGAINST Proposal 5.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST”

THIS PROPOSAL 5 REQUESTING A 10% THRESHOLD FOR CALLING SPECIAL MEETINGS AND A VOTE “FOR” MANAGEMENT’S PROPOSAL TO PROVIDE THE 25% THRESHOLD DESCRIBED IN PROPOSAL 3

Ingenuity delivered.	Wesco.com WESCO International, Inc. 225 West Station Square Drive, Suite 700 Pittsburgh, PA 15219 412.454.2200

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 21, 2025 for shares held directly and by 11:59 P.M. Eastern Time on May 19, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WCC2025 You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 21, 2025 for shares held directly and by 11:59 P.M. Eastern Time on May 19, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. WESCO INTERNATIONAL, INC. 225 WEST STATION SQ. DR. SUITE 700 PITTSBURGH, PA 15219 ATTN: CORPORATE SECRETARY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V68707-P25959 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY WESCO INTERNATIONAL, INC. For All Withhold All Except For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR the nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. following: 1. Elect ten Directors for a one-year term expiring in 2026. ! ! ! Nominees: 01) John J. Engel 06) Sundaram Nagarajan 02) Glynis A. Bryan 07) Steven A. Raymund 03) Anne M. Cooney 08) James L. Singleton 04) Matthew J. Espe 09) Easwaran Sundaram 05) Bobby J. Griffin 10) Laura K. Thompson The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Approve, on an advisory basis, the compensation of the Company’s named executive officers. ! ! ! 3. Approve amendments to the Company’s Restated Certificate of Incorporation to provide Stockholders with the right to request a special meeting of ! ! ! stockholders. 4. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025. ! ! ! The Board recommends you vote AGAINST Proposal 5. For Against Abstain 5. Shareholder proposal to give Shareholders the ability to call for a special shareholder meeting. ! ! ! NOTE: Transact any other business properly brought before the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V68708-P25959 WESCO INTERNATIONAL, INC. This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 22, 2025 at 2:00 PM, EDT The undersigned hereby appoints David S. Schulz, Diane E. Lazzaris, and Charles C. Kim, and each of them, as Proxies with full power of substitution, to represent the undersigned and to vote all the shares of Common Stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held via live audio webcast at www.virtualshareholdermeeting.com/WCC2025 on May 22, 2025, at 2:00 PM, EDT, or any adjournment or postponement thereof, upon all matters properly coming before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made on any particular matter, this proxy will be voted in accordance with the Board of Directors’ recommendations on any such matter. Continued and to be signed on reverse side